Exhibit 10.2

FINANCING AGREEMENT

Dated as of October 19, 2006

by and among

OMEGA PROTEIN CORPORATION

and

EACH SUBSIDIARY OF OMEGA LISTED AS A BORROWER ON THE SIGNATURE

PAGES HERETO,

as Borrowers,

EACH SUBSIDIARY THEREOF LISTED AS A GUARANTOR ON THE SIGNATURE

PAGES HERETO,

as Guarantors,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

ABLECO FINANCE LLC,

as Collateral Agent

and

as Administrative Agent

-i-

-ii-

-iii-

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Inactive Subsidiaries
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Lease Obligations
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(z)	Employee and Labor Matters
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Tradenames
Schedule 6.01(ff)	Collateral Locations
Schedule 6.01(ll)	Vessels
Schedule 6.01(mm)	Aircraft
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(j)	Transactions with Affiliates
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Banks and Cash Management Accounts

Exhibit A	Form of Guaranty
Exhibit B	Form of Security Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Notice of Borrowing
Exhibit E-1	Form of Opinion of John D. Held, Esq.
Exhibit E-2	Form of Opinion of Porter & Hedges, LLP
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Intercompany Subordination Agreement
Exhibit H	Form of Landlord Waiver

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EXECUTION VERSION

FINANCING AGREEMENT

Financing Agreement, dated as of October 19, 2006, by and among Omega Protein Corporation, a Nevada corporation (“Omega”), each subsidiary of Omega listed as a “Borrower” on the signature pages hereto, if any (together with Omega, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of Omega listed as a “Guarantor” on the signature pages hereto, the financial institutions from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Ableco Finance LLC (“Ableco”), as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a revolving credit facility in an aggregate principal amount not to exceed $30,000,000 at any time outstanding, which will include a $5,000,000 subfacility for the issuance of letters of credit, and (b) a term loan in the principal amount of $35,000,000. The proceeds of the term loan and the loans made under the revolving credit facility shall be used (i) to refinance existing indebtedness of the Borrowers, (ii) to finance a portion of the Acquisition (as defined below) in an amount not to exceed $47,500,000 (exclusive of fees and expenses relating to this Agreement and the transactions contemplated hereby), (iii) for general working capital requirements and other general corporate purposes of the Borrowers and (iv) to pay fees and expenses related to this Agreement. The letters of credit will be used for general working capital purposes and other general corporate purposes. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account.

“Accounts” means, as to each Loan Party, all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered,

(c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with such credit or charge card.

“Acquisition” means the consummation of the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means the Stock Purchase Agreement, dated September 8, 2006, by and between Omega and the Seller, as in effect on the date hereof.

“Acquisition Assets” means all of the Capital Stock proposed to be purchased by Omega from the Seller pursuant to the Acquisition Agreement.

“Acquisition Documents” means the Acquisition Agreement and all other agreements, instruments and documents entered into or delivered in connection with the Acquisition.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.08(a).

“Additional Term Loan” has the meaning specified therefor in Section 2.01(a)(iii) hereof.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Secured Parties under this Agreement and the other Loan Documents.

“Administrative Borrower” has the meaning specified therefor in Section 12.16.

“AFA” means the American Fisheries Act of 1998, as amended (46 U.S.C § 31322 et seq.), any and all successor statutes thereto, and any and all regulations promulgated under any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” has the meaning specified therefor in Section 7.01(o).

“Agent” has the meaning specified therefor in the preamble hereto.

“Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Aircraft Security Agreement” means a security agreement, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party in favor of the Collateral Agent with respect to an aircraft owned by a Loan Party.

“Applicable Margin” means (a) from the Effective Date until the date on which the Borrowers deliver to the Administrative Agent the financial statements in accordance with Section 7.01(a)(i), commencing with the delivery by the Borrowers of the financial statements for the fiscal quarter of Omega and its Subsidiaries ended December 31, 2006 (the “Initial Applicable Margin Period”), (i) 3.25%, in the case of a Revolving Loan and (ii) 4.25%, in the case of the Term Loan or any portion thereof.

(b) After the Initial Applicable Margin Period, the relevant Applicable Margin set forth in the table below that corresponds to the applicable Leverage Ratio of Omega and its Subsidiaries set forth opposite thereto (as determined in accordance with clause (c) below).

	Applicable Margin
Leverage Ratio	Revolving Loans	Term Loan
Greater than 2.65:1.00	3.25%	4.25%
Equal to or Less than 2.65:1.00	3.00%	4.00%

(c) Subject to clause (a) above, the Applicable Margin shall be determined from time to time pursuant to clause (b) above on the date on which the Borrowers deliver to the Administrative Agent the financial statements in accordance with Section 7.01(a)(i), commencing with the delivery by the Borrowers of the financial statements for the fiscal quarter of Omega and its Subsidiaries ended December 31, 2006. Subject to clause (a) above, in the event that the financial statements for any fiscal period are not provided to the Administrative Agent in accordance with Section 7.01(a), the Applicable Margin shall be set at the Applicable Margin set forth in clause (a), as of the last day of the fiscal quarter following the date on which such financial statements were required to be delivered until the date on which such financial statements are delivered (on such date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of the Borrowers’ failure to timely deliver such financial statements, the Applicable Margin shall be set at the relevant Applicable Margin set forth in clause (b) above based upon the correct calculation of the Leverage Ratio of Omega and its Subsidiaries set forth in such compliance certificate).

“Applicable Prepayment Premium” means, as of any date of determination, in the case of the termination of this Agreement pursuant to clause (4) of the second sentence of Section 2.05(a)(i) or pursuant to Section 2.05(b)(iii), an amount equal to (a) during the period from and after the Effective Date up to and including the date that is immediately prior to the first anniversary of the Effective Date, 2.00% times the sum of (i) the principal amount of the Term Loan repaid on the date of determination, plus (ii) the amount of the Total Revolving Credit Commitment immediately prior to such repayment and (b) on or after the date that is the first anniversary of the Effective Date, $0.00.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit F hereto or such other form acceptable to the Administrative Agent.

“Assignment of Insurances” means each assignment of insurances, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party in favor of the Mortgage Trust and relating to insurances with respect to any Vessel.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, manager, president or executive vice president of such Person.

“Availability” means at any time the difference between (i) the Revolving Credit Cap at such time and (ii) the aggregate outstanding principal amount of all Revolving Loans and outstanding Letter of Credit Obligations at such time.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close, provided that, with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, Business Day shall mean any Business Day on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed (including amounts financed by Capitalized Leases), but shall not include expenditures with respect to the Acquisition or any Permitted Acquisition.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any L/C Issuer, any Person controlling any Lender, or any L/C Issuer or the manner in which any Lender or any L/C Issuer, any Person controlling any Lender or any L/C Issuer allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, including, in each instance in clauses (i) and (ii) above, options, warrants, convertible securities and other equity securities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

“Cash Management Accounts” means those bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Agreements” means those certain deposit account control agreements in form and substance reasonably satisfactory to the Administrative Agent, each of which is among the Administrative Agent, one or more of the Borrowers and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 8.01.

“Change of Control” means each occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 50% of the aggregate outstanding voting power of the Capital Stock of Omega;

(b) Omega shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock of each other Loan Party, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens); provided, however, that Loan Parties may be merged, liquidated, consolidated or disposed of as permitted in Section 7.02(c) and such merger, liquidation, consolidation or disposition shall not constitute a “Change of Control” hereunder; or

(c) except as permitted by Section 7.02(c), (i) any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Capital Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving Omega, no Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder has, directly or indirectly, acquired beneficial ownership of more than 50% of the aggregate outstanding voting Capital Stock of Omega or (B) in the case of any such transaction involving a Loan Party other than Omega, Omega has beneficial ownership of 100% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.

“Closing Fee” has the meaning specified therefor in Section 2.06(a).

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person to any Secured Party as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Loan Parties, other than cash collected by a Loan Party on behalf of a customer to the extent such cash (or a portion thereof) is required to be remitted to such customer.

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Consolidated EBITDA” means, as to any Person, with respect to any period, an amount equal to the Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication, the sum of the following to the extent deducted in the computation of Consolidated Net Income of such Person: (i) depreciation and amortization for such period; plus (ii) Consolidated Net Interest Expense for such period; plus (iii) income tax expense; plus (iv) losses directly resulting from natural disasters occurring prior to the Effective Date, as described in Note 11 (Hurricane Losses) of Omega’s Form 10-Q for the period ended September

30, 2005 which was filed with the SEC; plus (v) any non-cash extraordinary or non-cash non-recurring losses (or minus any non-cash extraordinary or non-cash non-recurring gains), all in accordance with GAAP.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness of the types in clauses (i), (ii), (iii), (iv), (v), (vi) and (viii) of the defined term “Indebtedness” of such Person (minus the amount of unrestricted cash and marketable securities held by such Person), determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, with respect to Omega and its Subsidiaries, the Revolving Loans.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person, less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any customary indemnities or product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Agents, executed and delivered by the applicable Loan Party, Administrative Agent, and the securities intermediary with respect to a securities account, or a bank with respect to a deposit account.

“Current Value” has the meaning specified therefor in Section 7.01(o) hereof.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Designated Acquisition” means the acquisition of all of the Capital Stock of any Person or all or substantially all of the assets of any Person.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of any Loan Party that is incorporated or organized under the laws of the United States of America or any State thereof.

“Effective Date” means the date, on or before October 19, 2006, on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived and the initial Loans are made.

“Eligible Vessels” means each of the Vessels, other than any Ineligible Vessels.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Pipeline Safety Act (49 U.S.C. § 601) and the Oil Pollution Act, (33 U.S.C. § 2701), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, consequential damages, punitive damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of the Loan Parties’ now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (ii) the sum of (A) all scheduled, mandatory and optional cash principal payments on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all scheduled cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (B) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, (C) the cash portion of Consolidated Net Interest Expense for such period, (D) income taxes paid by such Person and its Subsidiaries for such period, and (E) the cash contribution to Omega’s pension plan paid by such Person and its Subsidiaries for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means that certain Loan and Security Agreement dated as of December 20, 2000, as amended, by and among Bank of America, N.A., Omega and the guarantors named therein.

“Existing Lender” means the lenders party to the Existing Credit Facility.

“Exclusive Economic Zone” means the zone established by Presidential Proclamation 5030, of March 10, 1983 (16 U.S.C § 1453 note), and any successor thereto.

“Extraordinary Receipts” means any cash received by any Loan Party (net of any associated taxes paid or payable and any costs reasonably incurred in connection with the collection or receipt thereof) not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(iv), (v) or (viii) hereof) consisting of (i) foreign, United States, state or local tax refunds in excess of $250,000 in any Fiscal Year, (ii) pension plan reversion, (iii) proceeds of insurance (net of taxes paid or payable by a Loan Party as a result of its receipt of such proceeds), provided that, if no Event of Default exists at the time a Loan Party receives such proceeds, insurance proceeds currently due to the Loan Parties related to hurricane losses in an amount up to $8,000,000 shall be excluded from Extraordinary Receipts, (iv) judgments, proceeds of settlements or other consideration of any kind of connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement, and (viii) funds transferred to Omega pursuant to Section 4(c) of the Escrow Agreement (as defined in the Acquisition Agreement) in connection with the termination thereof.

“Facility” means each real property described on Schedule 6.01(o), including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now owned or hereafter acquired.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means October 19, 2011, or such earlier date on which any Loan shall become due and payable in full in accordance with the terms of this Agreement and the other Loan Documents.

“Financial Statements” means (i) the audited consolidated balance sheet of Omega and its Subsidiaries for the Fiscal Year ended December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the Fiscal Year then ended and (ii) the unaudited consolidated balance sheet of Omega and its Subsidiaries for the eight (8) months ended August 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the eight months (8) months then ended.

“First Preferred Ship Mortgage” means each first preferred fleet mortgage or first preferred ship mortgage, in form and substance satisfactory to the Collateral Agent, executed and delivered by a Loan Party in favor of the Mortgage Trust with respect to an Eligible Vessel.

“Fiscal Year” means the fiscal year of Omega and its Subsidiaries ending on or about December 31st of each year.

“Fishing Industry Vessel” has the meaning ascribed to such term in 46 C.F.R. §356.3(j).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) the result of (A) Consolidated EBITDA of such Person and its Subsidiaries for such period minus (B) Capital Expenditures made by such Person and its Subsidiaries during such period minus (C) income taxes paid or payable by such Person and its Subsidiaries during such period, to (ii) the sum of (A) all principal of Consolidated Funded Indebtedness of such Person and its Subsidiaries scheduled to be paid (other than payments pursuant to Section 2.05(c)) during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (B) Consolidated Net Interest Expense of such Person and its Subsidiaries paid or payable during such period, plus (C) cash dividends or distributions paid by such Person and its Subsidiaries (other than, in the case of any Loan Party, dividends or distributions paid by such Loan Party to any other Loan Party) during such period.

“Foreign Subsidiary” means a Subsidiary of any Loan Party that is not incorporated or organized under the laws of the United States of America or any state thereof.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that would, if applicable, affect in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means, collectively, any nation or government, any foreign, Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto, any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any arbitration panel, commission or other similar dispute resolution panel or body.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (i) each Subsidiary of Omega listed as a “Guarantor” on the signature pages hereto, and (ii) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof, and (ii) each guaranty substantially in the form of Exhibit A, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to Section 7.01(b) or otherwise.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified as such in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, but excluding normal forward contracting for energy in the ordinary course of business.

“Highest Lawful Rate” means, with respect to any Secured Party, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Secured Party which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Inactive Subsidiary” means (i) as of the Effective Date, each direct or indirect subsidiary of Omega listed on Schedule 1.01(B), and (ii) any additional direct or indirect Subsidiary of Omega hereafter acquired or formed by Omega or any of its Subsidiaries which has no material assets or liabilities; provided, however, that an Inactive Subsidiary shall cease to be an Inactive Subsidiary hereunder at such time, if any, that such former Inactive Subsidiary acquires any material assets.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than ninety (90) days after the date such payable was created or if after such 90-day period are being contested in good faith); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances, government guarantee programs (including under NMFFP or any NMFFP Financing) and similar facilities (other than obligations in respect of letters of credit that are fully cash collateralized as permitted under this Agreement); (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing other than operating leases; (ix) all Contingent Obligations; (x) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (xi) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (xi) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.15(a).

“Indemnitees” has the meaning specified therefor in Section 12.15(a).

“Ineligible Vessel” means (i) the Vessels identified on Schedule 6.01(ll) as the collateral for the Indebtedness permitted under clause (g)(i) of the definition of “Permitted Indebtedness” and (ii) any Vessel that at the time of determination is mortgaged to secure any NMFFP Financing owed by any Loan Party under the NMFFP to the extent such NMFFP Financing constitutes Permitted Indebtedness; provided that (a) if any such Vessel described in clause (i) or clause (ii) above shall cease to secure any NMFFP Financing, including as the result of the satisfaction or discharge of such NMFFP Financing, the release of all Loan Parties obligations thereunder or the release of such Vessel as security therefor, or (b) any such Vessel is required to be pledged to the Mortgage Trust pursuant to Section 7.01(r) such Vessel shall no longer constitute an “Ineligible Vessel”.

“Initial Term Loan” means, collectively, the loans made by the Term Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues; (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Agents for the benefit of the Secured Parties, substantially in the form of Exhibit G.

“Interest Payment Date” means, in respect of each Loan, monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made, on the date of any prepayment (on the amount prepaid) and at maturity (whether upon demand, by acceleration or otherwise).

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the borrowing date or the date of any continuation of such LIBOR Loan, as the case may be, and ending thirty (30), sixty (60) or ninety (90) days thereafter, provided, that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period for any LIBOR Loan shall end after the Final Maturity Date, and (iii) no more than five (5) Interest Periods in the aggregate for the Borrowers may exist at any one time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in such Person’s business or in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

“Jones Act” means Section 27 of the Merchant Marine Act of 1920, as amended (recodified at 46 U.S.C. § 1201 et seq.), and all successor statutes thereto, and any and all regulations promulgated under any thereof.

“L/C Issuer” means Wachovia or such other bank that is approved by Administrative Agent that shall issue a Letter of Credit for the account of a Borrower and shall have agreed in a manner satisfactory to Administrative Agent to be subject to the terms hereof as an L/C Issuer.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” means collectively, the Revolving Loan Lenders and the Term Loan Lenders.

“Letter of Credit Collateral Account” means a deposit account with a bank acceptable to the Administrative Agent, which account shall be under the sole dominion and control of the Collateral Agent and subject to a perfected, first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“Letter of Credit Fees” has the meaning specified therefor in Section 3.01(b).

“Letter of Credit Limit” means $5,000,000.

“Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which L/C Issuer has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to L/C Issuer with respect to such Lender’s participation in Letters of Credit as provided in Section 3.01 for which Borrowers have not at such time reimbursed the Revolving Loan Lenders, whether by way of a Revolving Loan or otherwise.

“Letters of Credit” means all letters of credit issued by an L/C Issuer for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.

“Leverage Ratio” means, with respect to any Person and its Subsidiaries, as of any date of determination, the ratio of (i) the difference between (A) Consolidated Funded Indebtedness of such Person and its Subsidiaries as of such date and (B) the aggregate amount of all unrestricted cash on hand and marketable securities held by such Person and its Subsidiaries as of such date to (ii) Consolidated EBITDA of such Person and its Subsidiaries for the twelve (12) consecutive month period ending on such date.

“LIBOR” means with respect to the Interest Period for a LIBOR Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which the Reference Bank is offered deposits of United States dollars in the London interbank market (or other LIBOR market selected by a Borrower or the Administrative Borrower on behalf of such Borrower and approved by the Administrative Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the LIBOR Rate Loans made to, or requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of a Borrower.

“LIBOR Rate” means, with respect to each Interest Period for any LIBOR Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the LIBOR for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of the Reference Bank used to fund a LIBOR Rate Loan or any LIBOR Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means any Loan or a portion thereof bearing interest calculated based upon the LIBOR Rate.

“Licensed Intellectual Property” has the meaning specified therefor in Section 6.01(w).

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means the Term Loan or any Revolving Loan made by an Agent or a Lender to the Borrowers pursuant to ARTICLE II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at its Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, any Guaranty, any Security Agreement, any First Preferred Ship Mortgage, any Assignment of Insurances, any Pledge Agreement, any Mortgage, any Aircraft Security Agreement, any Control Agreement, the Mortgage Trust Agreement, the Intercompany Subordination Agreement, the UCC Filing Authorization Letter, the Cash Management Agreements, the Wilmington Fee Letter, and any other agreement, instrument, and other document executed and delivered by any Loan Party pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

“Loan Party” means any Borrower and any Guarantor.

“Loan Servicing Fee” has the meaning specified therefor in Section 2.06(c).

“MARAD” means the United States Maritime Administration.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of Omega or the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Secured Party under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Secured Parties on any of the Collateral.

“Material Contract” means, with respect to any Loan Party, any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to Omega’s annual report on Form 10-K.

“Mortgage” means any mortgage (including, without limitation, a leasehold mortgage, but excluding any First Preferred Ship Mortgages), deed of trust or deed to secure debt, in recordable form and in form and substance reasonably satisfactory to the Collateral Agent, made by the applicable Loan Party in favor of the Collateral Agent or the Mortgage Trust, as the case may be, for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Agent or the Mortgage Trust, as the case may be, pursuant to Section 5.01(d), 7.01(b), 7.01(o) or otherwise.

“Mortgage Trust” means Omega Master Vessel Trust 2006, the Delaware statutory trust created pursuant to the Mortgage Trust Agreement.

“Mortgage Trustee” means Wilmington, not in its individual capacity, but solely as trustee under the Mortgage Trust Agreement, and each co-trustee, separate trustee and successor trustee appointed in accordance with the Mortgage Trust Agreement.

“Mortgage Trust Agreement” means the Master Vessel Trust Agreement between the Collateral Agent and the Mortgage Trustee pertaining to the Mortgage Trust.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Cash Proceeds” means (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of Cash and Cash Equivalents received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements with Persons other than such Person and its Affiliates) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of Cash and Cash Equivalents received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“New Lending Office” has the meaning specified therefor in Section 2.08(d).

“NMFFP” means the National Marine Fisheries Finance Program.

“NMFFP Financing” means any obligation, whether actual or contingent, to repay any amount advanced or that may be advanced by the United States, acting under Title XI, by or through the Secretary of Commerce or any other instrumentality, pursuant to a loan guarantee made available pursuant to Title XI.

“NMFFP Indebtedness” means any Indebtedness in respect of NMFFP Financing (i) outstanding on the Effective Date and described on Schedule 7.02(b) or (ii) incurred by a Loan Party pursuant to clause (g) of the definition of “Permitted Indebtedness”.

“Non-U.S. Lender “ has the meaning specified therefor in Section 2.08(d).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to any Secured Party, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency Proceeding, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Letter of Credit or any other document made, delivered or given in connection herewith or therewith. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Loan Party under the Bankruptcy Code (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Secured Party (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Omega” has the meaning specified therefor in the preamble hereto.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Taxes” has the meaning specified therefor in Section 2.08(b).

“Owned Intellectual Property” has the meaning specified therefor in Section 6.01(w).

“Participant Register” has the meaning specified therefor in Section 12.07(g).

“Payment Office” means the Administrative Agent’s office located at 299 Park Avenue, New York, New York 10171, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means any Designated Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Designated Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.01 shall have been satisfied;

(b) Omega shall have furnished to the Collateral Agent at least 7 Business Days prior to the consummation of such Designated Acquisition (1) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Collateral Agent, such other information and documents that the Collateral Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Designated Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (2) pro forma financial statements of Omega and its Subsidiaries after the consummation of such Acquisition, (3) a certificate of the chief financial officer of Omega, demonstrating on a pro forma basis compliance with all covenants set forth in Section 7.03 hereof after the consummation of such Designated Acquisition, and (4) copies of such other agreements, instruments or other documents (including, without limitation, drafts of the Loan Documents required by Section 7.01(b)) as the Collateral Agent shall reasonably request;

(c) the agreements, instruments and other documents referred to in paragraph (b) above shall provide that (1) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Designated Acquisition, assume or remain liable in respect of any Indebtedness, including any Indebtedness of any Subsidiary acquired in connection with such Designated Acquisition (except for Permitted Indebtedness and other obligations incurred in the ordinary course of business in operating the property so acquired and necessary and desirable to the continued operation of such property and except for Indebtedness that the Collateral Agent otherwise expressly consents to in writing after its review of the terms of the proposed Acquisition), and (2) all property to be so acquired in connection with such Designated

Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (2) then concurrently with such Designated Acquisition such Lien shall be released);

(d) the Subsidiary to be acquired or formed as a result of such Designated Acquisition shall be engaged in the same or substantially related business as the Loan Parties and such Subsidiary will be a direct wholly-owned Subsidiary of a Loan Party;

(e) such Acquisition shall be effected in such a manner so that the acquired Capital Stock or assets are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, the continuing or surviving Person shall be a Loan Party;

(f) any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b);

(g) the Subsidiary to be acquired or formed as a result of such Acquisition shall not be a party to any materially adverse litigation, Environmental Actions or similar proceeding in which it is a defendant;

(h) the aggregate amount of the Loan Party’s Cash and Cash Equivalents and Availability shall be not less than $16,500,000 after giving effect to such Acquisition; and

(i) the purchase price or consideration paid to effect such Acquisition, together with all other Permitted Acquisitions since the Effective Date, does not exceed $4,000,000 in the aggregate.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Secured Party under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(c) Indebtedness evidenced by Capitalized Lease Obligations or other purchase money obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), provided, however, that the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $500,000 at any time outstanding;

(d) Indebtedness secured by Liens permitted by clause (e) of the definition of “Permitted Lien”;

(e) Indebtedness permitted under Section 7.02(e);

(f) Subordinated Indebtedness;

(g) Indebtedness in respect of NMFFP Financing incurred after the Effective Date in an aggregate principal amount not to exceed (i) $6,500,000 and (ii)(A) $10,000,000 during the initial 12-month period following the Effective Date, and (B) $6,000,000 during each 12-month period thereafter, so long as the Net Cash Proceeds of any such Indebtedness described in this clause (g)(ii) are applied by Omega in accordance with Section 2.05(c)(viii), provided that, in each case, the proceeds of such Indebtedness replenish funds used by a Loan Party to acquire or refurbish one or more Vessels, acquire or refurbish equipment and fund other Capital Expenditures related to the Facilities located in Cameron, Louisiana, Abbeville, Louisiana and Reedville, Virginia; provided, further, however, that if, during any such 12-month period, such amount of Indebtedness permitted by this clause (g) is not so utilized, up to 50% of the amount allocated for a particular 12-month period may be utilized in the next succeeding 12-month period but may not be carried forward for more than one 12-month period, in each case, in accordance with the NMFFP;

(h) Indebtedness of any Loan Party incurred in connection with the issuance of litigation, environmental, ERISA-related, surety, reclamation, or other performance bonds, incurred in the ordinary course of business;

(i) Indebtedness of any Loan Party incurred in connection with the financing of its insurance premiums in the ordinary course of business;

(j) Indebtedness of any Loan Party incurred in connection with non-speculative Hedging Agreements; and

(k) Indebtedness of any Loan Party arising on account of deferred taxes, deferred workers compensation liabilities or deferred medical liabilities, in each case, in the ordinary course of business.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than two hundred seventy (270) days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than two hundred seventy (270) days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than ninety (90) days from the date of acquisition which are entered into with commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (v) money market mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c) Liens imposed by law (other than maritime Liens permitted under clause (j) below), such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to the Collateral Agent’s and the Mortgage Trust’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than forty-five (45) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property;

(e) (i) purchase money Liens on property acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such property or Indebtedness incurred solely for the purpose of financing the acquisition of such property or (ii) Liens existing on such property at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $500,000;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance, social security or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations in respect of letters of credit, surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) Liens securing Indebtedness permitted by clause (c) of the definition of “Permitted Indebtedness”;

(i) Liens on real property, personal property (tangible or intangible), and Vessels securing Indebtedness permitted by clause (g) of the definition of “Permitted Indebtedness”, provided that (i) such assets comprise collateral securing NMFFP Financing on the Effective Date and are not included in the Collateral, (ii) such assets are purchased by a Loan

Party with proceeds of such Indebtedness, (iii) such assets comprise the Vessels identified on Schedule 6.01(ll) to be granted as collateral for the Indebtedness permitted under clause (g)(i) of the definition of “Permitted Indebtedness” or (iv) such assets are subject to the Lien of the Collateral Agent (or the Mortgage Trust on behalf of the Collateral Agent) but the Collateral Agent has released (or has caused the Mortgage Trust to release) its Lien thereon, it being understood and agreed that the Collateral Agent shall release (and shall cause the Mortgage Trust to release) its Lien on a Vessel subject to a First Preferred Ship Mortgage if (A) the proceeds of such Indebtedness shall be applied by a Loan Party to refurbish such Vessel and (B) the amount of Net Cash Proceeds from such Indebtedness applied by Omega to the prepayment of the Loans in accordance with Section 2.05(c)(viii) is not less than $2,000,000;

(j) Maritime liens on Vessels arising by operation of law in the ordinary course of business that are not overdue by more than forty-five (45) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(k) Liens on unearned insurance premiums securing Indebtedness permitted by clause (i) of the definition of “Permitted Indebtedness”;

(l) banker’s Liens (including right of set-off) arising solely as a matter of law with respect to deposit accounts incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(m) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license permitted under this Agreement or the other Loan Documents;

(n) any judgment Lien not constituting an Event of Default under Section 9.01(k); and

(o) other Liens on assets with a value not to exceed $250,000 at any time outstanding.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Pledge Agreement” means a Pledge Agreement made by a Loan Party in favor of the Collateral Agent or the Mortgage Trust for the benefit of the Secured Parties, substantially in the form of Exhibit C, securing the Obligations and delivered to the Collateral Agent.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2%.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including an amount equal to such Revolving Loan Lender’s Pro Rata Share of the Agent Advances) and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including an aggregate amount equal to the Revolving Loan Lenders’ Pro Rata Share of the Agent Advances) and Letter of Credit Obligations;

(b) with respect to a Lender’s obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan; and

(c) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05 and the voting rights set forth in Section 12.02), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loan, provided, that, if such Lender’s Revolving Credit Commitment shall have been terminated, for purposes of this clause (c) such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Obligations (in each case, including Agent Advances), as the case may be, and if the Total Revolving Credit Commitment shall have been terminated, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations (in each case, including Agent Advances).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash, property or securities (other than any Capital Stock of any Loan Party issued in connection with such Acquisition), paid or delivered by a Loan Party in connection with such Acquisition, plus (ii) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of Omega and its Subsidiaries immediately after giving effect to such Acquisition.

“Reference Bank” means JPMorgan Chase Bank, N.A., its successors or any other commercial bank designated by the Administrative Agent to the Administrative Borrower from time to time.

“Reference Rate” means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate, whether or not such announced rate is the best rate available at such bank. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means a Loan bearing interest calculated based upon the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(d).

“Registered” means, with respect to any Intellectual Property, issued, registered, renewed or the subject of a pending application.

“Registered Loan” has the meaning specified therefor in Section 12.07(d).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reinvestment Amount” means, as of any date of determination, an amount determined by reference to the aggregate amount of the Loan Party’s unrestricted Cash, Cash Equivalents and Availability (after giving effect to the proposed reinvestment set forth in Section 2.05(c)(vii)) as set forth in the following table.

Reinvestment Amount	Aggregate amount of unrestricted Cash, Cash Equivalents and Availability greater than:
$5,000,000	$10,000,000
$7,500,000	$12,500,000
$10,000,000	$16,500,000

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares aggregate at least 51%.

“Revolving Credit Cap” means, as of any date of determination, the result of:

(a) the lesser of (i) $30,000,000, and (ii) the result of (A) 3.5 times the Consolidated EBITDA of Omega and its Subsidiaries for the 12 month period ending on the last day of the most recently completed fiscal month for which consolidated financial statements have been delivered to Administrative Agent pursuant to Section 7.01(a)(iii), less (B) the sum of (I) the aggregate outstanding principal amount of the Term Loan, and (II) the aggregate amount of any Indebtedness (other than Indebtedness incurred pursuant to this Agreement) secured by a Lien on assets of any Loan Party, plus (C) the amount of the Loan Parties’ unrestricted cash on hand and marketable securities, each as of such date, minus

(b) the sum of (i) without duplication for amounts included in clause (a)(ii)(B)(II) above, the aggregate principal amount of the Revolving Loans prepaid pursuant to Section 2.05(c)(viii), and (ii) $6,000,000, provided that such $6,000,000 reserve shall arise only if the Mortgage Trust releases its Lien on the Eligible Vessels pursuant to Section 2.05(v)(ix).

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans (including, for this purpose, Letters of Credit) to the Borrowers from time to time, in the aggregate amount outstanding at any one time not exceeding the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Credit Facility” means the revolving credit facility created and described in Section 2.01(a)(i) of this Agreement.

“Revolving Loan” means a loan made by a Revolving Loan Lender to the Borrowers pursuant to Section 2.01(a)(i).

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment or a Revolving Loan.

“Revolving Loan Obligations” means any Obligations with respect to the Revolving Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secretary of Commerce” means the Secretary of the Department of Commerce of the United States of America.

“Secured Parties” means, collectively, (a) each Agent, (b) the L/C Issuer, (c) each Lender, (d) the Mortgage Trust, and (e) the Mortgage Trustee.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, securing the Obligations and delivered to the Collateral Agent.

“Seller” means Zapata Corporation, a Nevada corporation.

“Settlement Period” has the meaning specified therefor in Section 3.04(b) hereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities (including, without limitation, liabilities on all claims, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured) of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which are satisfactory to the Agents and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agents, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agents.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were consolidated statements of such Person and its consolidated subsidiaries prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Term Loan” means, collectively, the Initial Term Loan and any Additional Term Loans.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make the Term Loan to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title XI” means Title XI of the Merchant Marine Act of 1936, as amended (46 U.S.C. § 53701 et seq.), and any and all successor statutes thereto, and any and all regulations promulgated under any thereof.

“Title Insurance Policy” means a mortgagee’s loan policy of title insurance, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Revolving Credit Commitment” means the sum of the Revolving Credit Commitments. The Total Revolving Credit Commitment shall be automatically and irrevocably reduced to zero on the Final Maturity Date.

“Total Term Loan Commitment” means the sum of the amounts of all Lenders’ Term Loan Commitments.

“Transaction Documents” means, collectively, the Loan Documents and the Acquisition Documents.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each First Preferred Ship Mortgage, each Assignment of Insurances, each Pledge Agreement and each Mortgage, if applicable.

“Unfunded Pension Liability” means, with respect to any Plan, the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets (including any amounts contributed to such Plan after the close of such plan year which have been credited prior to the date of determination to its funding standard account (within the meaning of Section 412(b) of the Code) as of the end of such plan year) allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(b).

“U.S. Citizen” means a person that (a) is an “eligible owner” within the meaning of 46 U.S.C. § 12103(b), and any and all successor statutes thereto, and any and all regulations promulgated under any thereof, and (b) if such Person is an entity, satisfies the ownership requirements of 46 U.S.C. § 12113(c), and any and all successor statutes thereto, and any and all regulations promulgated under any thereof.

“U.S. Coast Guard” means the United States Coast Guard, a military organization under the Department of Homeland Security.

“U.S. Fisheries Trade” means processing, storing, transporting (except in foreign commerce), catching, taking and harvesting fish in the navigable waters of the United States or in the Exclusive Economic Zone, and landing any catch, wherever caught, in the United States.

“Vessels” means each of the vessels listed on Schedule 6.01(ll) hereto and each other vessel owned by any Loan Party, in each case together with all engines, boilers, machinery, masts, anchors, cables, rigging, tackle, apparel, furniture, boats, chains, equipment and all other appurtenances to such vessels whether aboard or removed from such vessels, together with any and all additions, improvements and/or replacements which may hereafter be made to, on or in such vessels or any part thereof.

“Wachovia” means Wachovia Bank, National Association.

“Wilmington” means Wilmington Trust Company, a Delaware banking corporation, and any Person appointed as a successor trustee in accordance with the Mortgage Trust Agreement, in their individual capacities.

“Wilmington Fee Letter” means the Fee Agreement, dated October 19, 2006, between Omega and Wilmington relative to the Mortgage Trust.

“WARN” has the meaning specified therefor in Section 6.01(z).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial

Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time from the Effective Date to the Final Maturity Date, or until the reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans from any Revolving Loan Lender at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment;

(ii) each Term Loan Lender severally agrees to make its portion of the Term Loan to the Borrowers on the Effective Date, in an aggregate principal amount from any Term Loan Lender not to exceed the amount of such Lender’s Term Loan Commitment; and

(iii) during the continuance of an Event of Default, the Required Lenders shall have the right (but not the obligation) to cause the Borrowers to request that the Term Loan Lenders make one or more additional term loans (each such loan, an “Additional Term Loan”) to the Borrowers, the proceeds of which shall be used to pay all or any portion of the outstanding Indebtedness of the Loan Parties incurred under the NMFFP as permitted by clause (g) of the definition of “Permitted Indebtedness”. The Borrowers agree to submit a Notice of Borrowing pursuant to Section 2.02 with respect to each Additional Term Loan within 3 days of the Administrative Borrower’s receipt of written notice from the Required Lenders exercising their rights pursuant to this Section 2.01(a)(iii), which notice shall include the amount of each Additional Term Loan and shall describe the NMFFP Indebtedness to be repaid in connection with the funding of the Additional Term Loan. Each Term Loan Lender severally agrees to make its Pro Rata

Share of each Additional Term Loan to the Borrowers on the applicable funding date therefor.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans and Letter of Credit Obligations outstanding at any time to the Borrowers shall not exceed the Revolving Credit Cap. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii) The aggregate principal amount of the Initial Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment.

(iii) Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans. (a) The Administrative Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing), in substantially the form of Exhibit D hereto (a “Notice of Borrowing”), prior to the making of the proposed Loan, provided that such Notice of Borrowing shall be received by the Administrative Agent not later than 12:00 noon (New York City time) on the date that is three (3) Business Days prior to the proposed borrowing date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) the initial Interest Period with respect thereto, (iii) whether such Loan is requested to be a Revolving Loan, the Initial Term Loan or an Additional Term Loan, (iv) the use of the proceeds of such proposed Loan (which, in the case of an Additional Term Loan, shall be used to repay NMFFP Indebtedness identified by the Required Lenders pursuant to Section 2.01(a)(iii)) and (v) the proposed borrowing date, which must be a Business Day, and, with respect to the Initial Term Loan, must be the Effective Date. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). The Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to Section 2.02(a) shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $100,000 and, in the case of borrowings after the initial borrowing, shall be in an integral multiple of $10,000.

Section 2.03 Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans.

(i) The outstanding principal of all Revolving Loans shall be due and payable in full on the Final Maturity Date.

(ii) The outstanding principal of the Term Loan shall be due and payable in full on the Final Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes executed and delivered by the Borrowers in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Revolving Loan. Subject to Section 2.10, each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such Loan is made, continued or converted, as the case may be, until such principal amount becomes due, at a rate per annum equal to the LIBOR Rate (or the Reference Rate if the LIBOR Rate is not available pursuant to Section 2.10) for the Interest Period in effect for such Revolving Loan plus the Applicable Margin.

(b) Term Loan. Subject to Section 2.10, each portion of the Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such portion of the Term Loan is made, continued or converted, as the case may be, until such principal amount becomes due, at a rate per annum equal to the LIBOR Rate (or the Reference Rate if the LIBOR Rate is not available pursuant to Section 2.10) for the Interest Period in effect for such portion of the Term Loan plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, outstanding Letter of Credit Obligations or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable on each applicable Interest Payment Date. Interest accruing at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Credit Commitment. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrowers may reduce the Total Revolving Credit Commitment to an amount (which, upon two (2) Business Days prior written notice to the Administrative Agent in accordance with Section 2.05(b)(iii), may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02, (C) Letter of Credit Obligations outstanding at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction shall (1) be in an amount which is an integral multiple of $500,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $500,000), (2) be made by providing not less than two (2) Business Days’ prior written notice to the Administrative Agent, (3) be irrevocable and (4) in the case of a reduction to zero, trigger a termination of this Agreement and require prepayment in full to be made in accordance with Section 2.05(b)(iii). Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan. The Total Term Loan Commitment shall terminate on the earlier of (A) 5:00 p.m. (New York City time) on the Effective Date and (B) the date on which the Total Revolving Credit Commitment is reduced to zero.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrowers may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part. Any such prepayment made in connection with a reduction of the Total Revolving Credit Commitment to zero pursuant to Section 2.05(a)(i)(4) above shall be accompanied by the payment of the Applicable Prepayment Premium.

(ii) Term Loan. The Borrowers may, subject to Section 2.05(b)(iii), upon at least two (2) Business Days’ prior written notice to the Administrative Agent prepay the Term Loan, in whole or in part, using funds from sources other than the proceeds of Indebtedness permitted under clause (g) of the definition of “Permitted Indebtedness”, provided that on the date of such prepayment, (x) Availability shall not be less than $15,000,000 after giving effect to such prepayment and (y) no Default or Event of Default shall exist either immediately before or after giving effect to such prepayment. Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.

(iii) Prepayment In Full. The Borrowers may, upon at least two (2) Business Days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations (including causing the original Letters of Credit to be returned to the Administrative Agent) in full together with the Applicable Prepayment Premium, if any. If the Administrative Borrower has sent a notice of termination pursuant to this clause (b)(iii) or pursuant to Section 2.05(a)(i) above, then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations (including causing the original Letters of Credit to be returned to the Administrative Agent) in full, together with the Applicable Prepayment Premium, if any, on the date set forth as the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) The Borrowers will immediately prepay the Revolving Loans at any time to the extent the aggregate principal amount of all outstanding Revolving Loans and Letter of Credit Obligations exceed the Revolving Credit Cap.

(ii) The Borrowers will immediately prepay the outstanding principal amount of the Term Loan in the event that the Total Revolving Credit Commitment is terminated for any reason.

(iii) Within ten (10) days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ending on December 31, 2007, or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), ten (10) days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), the Borrowers shall prepay the outstanding principal amount of the Term Loan (or, if the Term Loan has been paid in full, the Revolving Loans) in an amount equal to 50% of the Excess Cash Flow of Omega and its Subsidiaries for such Fiscal Year.

(iv) Subject to the provisions of Section 2.05(c)(vii), the Borrowers shall prepay the outstanding principal amount of the Term Loan (or, if the Term Loan has been repaid in full, the Revolving Loans) in an amount equal to 100% of the Net Cash Proceeds received upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii) to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) for all such Dispositions shall exceed $500,000 since the Effective Date. Nothing contained in this subsection (iv) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(v) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness) or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than (A) sales or issuances made pursuant to the exercise of stock options or other incentive stock awards, (B) sales or issuances the proceeds from which are used to fund the Purchase Price for the Acquisition from the Seller, (C) sales or issuances the proceeds from which are used to fund the Purchase Price for any remaining shares of common stock of Omega held by the Seller after consummation of the Acquisition, (D) sales or issuances made in connection with Permitted Acquisitions and (E) the issuance or incurrence of Indebtedness or the sale or issuance of Capital Stock to any Loan Party), the Borrowers shall prepay the outstanding principal amount of the Term Loan (or, if the Term Loan has been repaid in full, the Revolving Loans) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (v) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vi) Subject to the provisions of Section 2.05(c)(vii), upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Term Loan (or, if the Term Loan has been repaid in full, the Revolving Loans) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(vii) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition pursuant to Section 7.02(c)(ii) or the receipt by any Loan Party or any of its Subsidiaries of Extraordinary Receipts consisting of insurance proceeds that are required to be used to prepay the outstanding principal amount of the Loans pursuant to Section

2.05(c)(vi), as the case may be, an amount equal to the applicable Reinvestment Amount of all such Net Cash Proceeds and Extraordinary Receipts received after the Effective Date shall not be required to be so used to prepay the outstanding principal amount of the Loans to the extent that such Net Cash Proceeds or Extraordinary Receipts, as the case may be, are used to replace, repair or restore properties or assets used in such Person’s business, provided that, (A) such Net Cash Proceeds or Extraordinary Receipts, as the case may be, shall be (1) applied to the prepayment of the Revolving Loans on such date and, contemporaneously with such prepayment, the Administrative Agent shall establish and maintain a corresponding reserve against the Total Revolving Credit Commitment and the Revolving Credit Cap, or (2) deposited in an account that is subject to a Cash Management Agreement, (B) such reserve (or, if deposited in an account, such funds) shall be released to the extent such Net Cash Proceeds or Extraordinary Receipts, as the case may be, are used to replace, repair or restore the properties or assets in respect of which such Net Cash Proceeds or Extraordinary Receipts, as the case may be, were paid or to acquire other properties used in the business of the Loan Parties, (C) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, as the case may be, or on the date that such reserve (or, if deposited in an account, such funds) is to be released in accordance with this paragraph, and (D) the Administrative Borrower delivers a certificate to the Agents within 30 days after the date of such Disposition or 30 days after the receipt of Extraordinary Proceeds, as the case may be, stating that such Net Cash Proceeds or Extraordinary Receipts, as the case may be, shall be used to replace, repair or restore any such properties or assets to be used in such Loan Party’s or any of its Subsidiaries’ business within a period specified in such certificate not to exceed 180 days after the receipt of such Net Cash Proceeds or Extraordinary Receipts, as the case may be (which certificate shall set forth estimates of the Net Cash Proceeds or Extraordinary Receipts, as the case may be, to be so expended). If all or any portion of such Net Cash Proceeds or Extraordinary Receipts, as the case may be, not so applied to the prepayment of the Loans pursuant to Section 2.05(c)(iv) or Section 2.05(c)(vi) or not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto or there shall occur a Default or Event of Default, either (1) the portion of the funds on deposit in the account described in clause (A) above shall be applied by the Administrative Agent to prepay the Loans or (2) the portion of the reserve equal to such Net Cash Proceeds or Extraordinary Receipts (or portion thereof), as the case may be, shall be released and a Revolving Loan in the amount of such Net Cash Proceeds or Extraordinary Receipts (or portion thereof), as the case may be, shall be made to the Borrowers (even if the conditions precedent to all Loans set forth in Section 5.02 are not satisfied), the proceeds of which shall be applied by the Administrative Agent to prepay the Loans, in each case on the last day of such specified period, or immediately, in the case of a Default or Event of Default.

(viii) Upon the issuance or incurrence by any Loan Party of any Indebtedness under the NMFFP after the Effective Date, the Borrowers shall (A) if such Indebtedness is incurred during the first 12-month period after the Effective Date, prepay the outstanding principal amount of the Term Loan (or, if the Term Loan has been repaid in full, the Revolving Loans) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, or (B) if such Indebtedness is incurred thereafter, (x) prepay the outstanding principal amount of the Term Loan (or, if the Term Loan has been repaid in full, the Revolving Loans) in an amount equal to 60% of the Net Cash Proceeds received by such Person in connection therewith and (y) prepay the outstanding principal amount of the Revolving Loans in an amount equal to 40% of the Net Cash Proceeds received by such Person in connection therewith. Any payment of the Revolving Loans pursuant to this subsection (viii) shall include a corresponding reserve against the Revolving Credit Cap in the amount of such payment as provided in clause (b)(i) of the definition of “Revolving Credit Cap”.

(ix) If, based upon correspondence with MARAD after the Effective Date regarding the structure of the credit facility governed by this Agreement and/or the Collateral securing the Obligations, Omega and the Collateral Agent agree that it is in their mutual best interests to cause the Mortgage Trust to release its Lien on the Vessels, the Collateral Agent shall instruct the Mortgage Trust to release its Lien on such Vessels. On the date of such release, the Revolving Credit Cap shall reduce by $6,000,000 in accordance with clause (b)(ii) of the definition of “Revolving Credit Cap” and, if applicable, the Borrowers shall prepay the Revolving Loans in accordance with Section 2.05(c)(i).

(d) Application of Payments. Each prepayment pursuant to subsections (c)(iv), (c)(v) and (c)(vi) above shall be applied, first, to the Term Loan and then to the Revolving Loans.

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (c)(iii) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.

(a) Closing Fee. On or prior to the Effective Date, the Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, a non-refundable closing fee (the “Closing Fee”) equal to $837,500, which shall be deemed fully earned when paid.

(b) Unused Line Fee. From and after the Effective Date and until the Final Maturity Date, the Borrowers shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.25% of the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all

Revolving Loans and Letter of Credit Obligations outstanding from time to time and shall be payable monthly in arrears on the first day of each month commencing November 1, 2006.

(c) Loan Servicing Fee. From and after the Effective Date and until the later of (i) the Final Maturity Date and (ii) the date on which all Obligations are paid in full, the Borrowers shall pay to the Administrative Agent a non-refundable loan servicing fee (the “Loan Servicing Fee”) equal to $6,500 per month, which shall be deemed fully earned when paid and which shall be payable monthly in advance. The first such payment due on the Effective Date shall be prorated based upon the number of days between the Effective Date and last day of the calendar month in which the Effective Date occurs, and thereafter such Loan Servicing Fee shall be due and payable on the first day of each calendar month.

Section 2.07 [Intentionally Omitted.]

Section 2.08 Taxes.

(a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income of any Secured Party (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office or, in the case of any Lender, by the jurisdiction in which its applicable lending office is located (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Secured Party (or any Transferee), (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Secured Party (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable in accordance herewith promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party and Wilmington harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Omega and is not a controlled foreign corporation related to Omega (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any Additional Amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Agreement to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f) Any Agent or any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amount which may thereafter accrue, would not require such Agent or such Lender (or Transferee) to disclose any information such Agent or such Lender deems confidential and would not, in the sole determination of such Agent or such Lender (or Transferee) be otherwise disadvantageous to such Agent or such Lender (or Transferee).

(g) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.09 Replacement Lender. Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.08 or gives a notice of illegality pursuant to Section 2.10 or (b) defaults in its obligation to make Loans, with a replacement financial institution; provided that (i) no Event of Default shall have occurred and be continuing at the time of such replacement, (ii) prior to any such replacement, such Lender shall have taken no action to eliminate the continued need for payment of amounts owing pursuant to Section 2.08 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.10, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be acceptable to the Administrative Agent in its sole discretion and Administrative Agent shall have received 15 days prior written notice of such replacement, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.07, (vi) the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.08 or 2.10, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Agents, or any other Lender shall have against the replaced Lender.

Section 2.10 LIBOR Not Determinable; Illegality. (a) If prior to the first day of any Interest Period, (i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Loan Parties) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR for such Interest Period, (ii) the Administrative Agent has received notice from the Required Lenders that the LIBOR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining LIBOR Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the LIBOR Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, the Administrative Agent shall give telecopy or telephonic notice (followed by written notice) thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (i) any LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as Reference Rate Loans, (ii) any

Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued as Reference Rate Loans and (iii) each outstanding LIBOR Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Reference Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Reference Rate Loans to LIBOR Rate Loans.

(b) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for the Administrative Agent or any Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (i) the Administrative Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert Reference Rate Loans to LIBOR Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain LIBOR Rate Loans, such Lender shall then have a commitment only to make a Reference Rate Loan when a LIBOR Rate Loan is requested and (iii) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.11 below.

Section 2.11 Indemnity. Each of the Loan Parties agrees to indemnify the Administrative Agent and each Lender and to hold the Administrative Agent and each Lender harmless from any loss or expense which the Administrative Agent or such Lender may sustain or incur (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Loan, and including loss of anticipated profits) as a consequence of (i) any failure by the Loan Parties to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (ii) any failure by the Borrowers to borrow any Loan hereunder or to continue a Loan into a subsequent Interest Period after notice of such borrowing or continuation has been given pursuant to Section 2.01 or Section 2.11 hereof, (iii) any payment, prepayment (mandatory or optional) or conversion of a Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Rate Loans provided for herein over (B) the amount of interest (as determined by the Administrative Agent or such Lender) which would have accrued to the Administrative Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

Section 2.12 Continuation of Loans. Subject to Section 2.10 hereof, the Administrative Borrower shall have the right, at any time, on three (3) Business Days prior irrevocable written notice to the Administrative Agent, to continue any Loan, or any portion thereof, into a subsequent Interest Period, subject to the following:

(a) in the case of a continuation of a Loan into a subsequent Interest Period, the aggregate principal amount of such Loan shall not be less than $100,000 and in multiples of $10,000 if in excess thereof;

(b) any portion of a Loan maturing or required to be repaid in less than one month may be continued into a subsequent Interest Period having an Interest Period of 30 days; and

(c) no more than five (5) Interest Periods in the aggregate for the Borrowers may exist at anyone time.

In the event that the Administrative Borrower shall not give notice to continue any Loan into a subsequent Interest Period, such Loan shall automatically become a LIBOR Rate Loan having an Interest Period of thirty (30) days.

ARTICLE III

SPECIAL PROVISIONS CONCERNING

THE REVOLVING CREDIT FACILITY

Section 3.01 Letters of Credit.

(a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Administrative Agent agrees to cause L/C Issuer to issue, and L/C Issuer agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions reasonably acceptable to Administrative Agent and L/C Issuer. Each Borrower shall reimburse, upon receipt of a request (written or oral) from the Administrative Agent or any L/C Issuer no later than 12:00 p.m. New York time, on the same Business Day, or if it receives such request after 12:00 p.m. New York time, on the next Business Day following the date of receipt, L/C Issuer for any draw under any Letter of Credit issued for the account of such Borrower and pay L/C Issuer the amount of all other charges and fees payable to L/C Issuer in connection with any Letter of Credit issued for the account of such Borrower when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against L/C Issuer or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Administrative Agent for a Reference Rate Loan in the amount of such drawing or other amount then due, and shall be made by Administrative Agent on behalf of Lenders as a Revolving Loan (or Agent Advance, as the case may be). The date of such Revolving Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Administrative Agent or any Revolving Loan Lender to L/C Issuer and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 3 (or Agent Advances as the case may be).

(b) Borrowers shall pay to Administrative Agent, for the account of the Revolving Loan Lenders, in accordance with a written agreement among such Lenders, (i) for any Letter of Credit issued hereunder, a non-refundable fee equal to (A) in the case of a trade Letter of Credit, the Applicable Margin for Revolving Loans or (B) in the case of a standby Letter of Credit, the Applicable Margin for Revolving Loans, in each case, of the stated amount of such Letter of Credit, calculated on a per annum basis and payable in arrears as of the first day of each succeeding month and (ii) for any amendment to an existing Letter of Credit that increases the stated amount of such Letter of Credit, a non-refundable fee equal to (A) in the case of a trade Letter of Credit, the Applicable Margin for Revolving Loans or (B) in the case of a standby Letter of Credit, the Applicable Margin for Revolving Loans, in each case, of the increase in the stated amount of such Letter of Credit, calculated on a per annum basis and payable in arrears as of the first day of each succeeding month after the date of such increase (the “Letter of Credit Fees”), except that the Administrative Agent may, and upon the written direction of the majority of the Revolving Loan Lenders shall, require the Borrowers to pay to Administrative Agent such Letter of Credit Fee, at a rate equal to 2% plus the per annum rate otherwise applicable thereto on such daily outstanding balance for: (x) the period from and after the date of termination hereof until all Obligations shall have been paid in full (notwithstanding entry of a judgment against any Borrower) and (y) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Administrative Agent. Such Letter of Credit Fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of the Borrowers to pay such fee shall survive the termination of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to the L/C Issuer for its own account (without sharing with Lenders) the letter of credit fronting and negotiation fees agreed to by Borrowers and L/C Issuer from time to time and the customary charges from time to time of such L/C Issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit

(c) The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Administrative Agent and L/C Issuer three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than sixty (60) days prior to the end of the Final Maturity Date) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day, shall not be more than one year from the date of issuance and shall not be later than fifteen (15) days prior to the Final Maturity Date), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 5 of this Agreement and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to L/C Issuer at such times and in such manner as L/C Issuer may require, an application, in form and substance reasonably satisfactory to L/C Issuer and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be reasonably required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Agent and L/C Issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, and (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit.

(e) Except in Administrative Agent’s discretion, with the consent of all Revolving Loan Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.

(f) The Loan Parties shall indemnify and hold the Secured Parties and Wilmington harmless from and against any and all losses, claims, damages, liabilities, reasonable costs and expenses which any Secured Party or Wilmington may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of any Secured Party or Wilmington (or any of their respective officers, directors, employees, attorneys, consultants and agents) as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Loan Party assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Loan Party assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Loan Party hereby releases and holds the Secured Parties and

Wilmington harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Loan Party, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of any Secured Party or Wilmington (or any of their respective officers, directors, employees, attorneys, consultants and agents) as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 3.01(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) As long as no Event of Default has occurred and is continuing, a Borrower may (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, or documents, drafts or acceptances thereunder.

(h) At any time an Event of Default has occurred and is continuing, the Administrative Agent with the prior consent of the L/C Issuer shall have the right and authority to, and Loan Parties shall not, without the prior written consent of Administrative Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. The Administrative Agent may take such actions either in its own name or in any Borrower’s name.

(i) Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Guarantor to any issuer or correspondent in any application for any Letter of Credit, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been granted or undertaken by such Borrower or Guarantor to Administrative Agent for the ratable benefit of Revolving Loan Lenders. Any duties or obligations undertaken by Administrative Agent to any issuer or correspondent in any application for any Letter of Credit, or any other agreement by Administrative Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit, shall be deemed to have been undertaken by Loan Parties to Administrative Agent for the ratable benefit of Revolving Loan Lenders and to apply in all respects to Loan Parties.

(j) Immediately upon the issuance or amendment of any Letter of Credit, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Loan Lender’s Pro Rata Share of the liability with respect to such Letter of Credit (including, without limitation, all Letter of Credit Obligations with respect thereto). Each Revolving Loan Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Loan Lender’s participation in any Letter of Credit, to the extent that a L/C Issuer has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Revolving Loan Lender shall pay to such L/C Issuer its Pro Rata Share of such unreimbursed drawing or other amounts then due to such L/C Issuer in connection therewith

(k) The obligations of Borrowers to pay each Letter of Credit Obligation and the obligations of Revolving Loan Lenders to make payments to Administrative Agent for the account of an L/C Issuer with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 5.02 or any other event or circumstance. If such amount is not made available by a Revolving Loan Lender when due, Administrative Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Revolving Loans that are Reference Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse a L/C Issuer under any Letter of Credit or make any other payment in connection therewith.

Section 3.02 Collection of Accounts.

(a) The Borrowers shall establish and maintain, at their expense, Cash Management Accounts pursuant to Section 8.01 into which the Borrowers shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner.

(b) In no event shall any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or Inventory be commingled with any Borrower’s or Guarantor’s own funds. Borrowers agree to reimburse the Administrative Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Cash Management Account or any other deposit account or investment account is established or any other bank, financial institution or other Person involved in the transfer of funds to or from the Cash Management Accounts arising out of the Administrative Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse the Administrative Agent for such amounts pursuant to this Section 3.02 shall survive the termination of this Agreement.

Section 3.03 Payments. All Obligations shall be payable to the Administrative Agent’s Payment Office or such other place as the Administrative Agent may designate from time to time.

Section 3.04 Settlement Procedures.

(a) In order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Administrative Agent and the Revolving Loan Lenders, the Administrative Agent may, at its option, subject to the terms of this Section, make available, on behalf of the Revolving Loan Lenders, the full amount of the Revolving Loans requested or charged to the Borrowers’ Loan Account(s) or otherwise to be advanced by the Revolving Loan Lenders pursuant to the terms hereof, without requirement of prior notice to the Revolving Loan Lenders of the proposed Revolving Loans.

(b) With respect to all advances made by the Administrative Agent on behalf of the Revolving Loan Lenders as provided in this Section, the amount of each Revolving Loan Lender’s Pro Rata Share of the outstanding advances shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding advances as of 5:00 p.m. New York time on the Business Day immediately preceding the date of each settlement computation; provided, that, the Administrative Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. The Administrative Agent shall deliver to each of the Revolving Loan Lenders after the end of each week, or at such lesser period or periods as the Administrative Agent shall determine, a summary statement of the amount of outstanding advances under the Revolving Credit Facility for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by the Administrative Agent and received by a Revolving Loan Lender prior to 12:00 noon New York time, then such Revolving Loan Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York time on the same Business Day and if received by a Revolving Loan Lender after 12:00 noon New York time, then such Revolving Loan Lender shall make the settlement transfer by not later than 3:00 p.m. New York time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Revolving Loan Lender’s Pro Rata Share of the outstanding advances under the Revolving Credit Facility is more than such Revolving Loan Lender’s Pro Rata Share of the outstanding advances under the Revolving Credit Facility as of the end of the previous Settlement Period, then such Revolving Loan Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to the Administrative Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Revolving Loan Lender’s Pro Rata Share of the outstanding advances under the Revolving Credit Facility in any Settlement Period is less than the amount of such Revolving Loan Lender’s Pro Rata Share of the outstanding advances under the Revolving Credit Facility for the previous Settlement Period, the Administrative Agent shall forthwith transfer to such Revolving Loan Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Revolving Loan Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by the Administrative Agent. The Administrative Agent and each Revolving Loan Lender agree to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding advances under the Revolving Credit Facility and Letters of Credit. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the advances under the Revolving Credit Facility to the extent such advances under the Revolving Credit Facility have been funded by such Revolving Loan Lender. Because the Administrative Agent on behalf of the Revolving Loan Lenders may be advancing and/or may be repaid advances under the Revolving Credit Facility prior to the time when such Revolving Loan Lenders will actually advance and/or be repaid such advances, interest with respect to advances under the Revolving Credit Facility shall be allocated by the Administrative Agent in accordance with the amount of advances actually advanced by and repaid to each Revolving Loan Lender and the Administrative Agent and shall accrue from and including the date such advances are so advanced to but excluding the date such advances are either repaid by the Borrowers or actually settled with the applicable Revolving Loan Lender as described in this Section.

(c) To the extent that the Administrative Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any advances under the Revolving Credit Facility by a Borrower, the Administrative Agent may apply such amounts repaid directly to any amounts made available by the Administrative Agent pursuant to this Section. In lieu of weekly or more frequent settlements, the Administrative Agent may, at its option, at any time require each Revolving Loan Lender to provide the Administrative Agent with immediately available funds representing its Pro Rata Share of each advance, prior to the Administrative Agent’s disbursement of such advance to such Borrower. In such event, all advances under the Revolving Credit Facility shall be made by the Revolving Loan Lenders simultaneously and proportionately to their Pro Rata Shares. No Revolving Loan Lender shall be responsible for any default by any other Revolving Loan Lender in the other Revolving Loan Lender’s obligation to make any advance requested hereunder nor shall the Revolving Credit Commitment of any Revolving Loan Lender be increased or decreased as a result of the default by any other Revolving Loan Lender in the other Revolving Loan Lender’s obligation to make any advance hereunder.

(d) If the Administrative Agent is not funding a particular advance to the Borrowers (or the Administrative Borrower for the benefit of such Borrowers) pursuant to this Section on any day, the Administrative Agent may assume that each Revolving Loan Lender will make available to the Administrative Agent such Revolving Loan Lender’s Pro Rata Share of the advance requested or otherwise made on such day and the Administrative Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If the Administrative Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to the Administrative Agent by such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at the Administrative Agent’s option based on the arithmetic mean determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent) and if such amounts are not paid within three (3) days of the Administrative Agent’s demand, at the interest rate then applicable to Revolving Loans. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the amount so advanced by the Administrative Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall pay such corresponding amount to the Administrative Agent for its own account within five (5) Business Days of the Administrative Borrower’s receipt of such notice. A Revolving Loan Lender who fails to pay the Administrative Agent its Pro Rata Share of any Loans made available by the Administrative Agent on such Revolving Loan Lender’s behalf, or any Revolving Loan Lender who fails to pay any other amount owing by it to the Administrative Agent, is a “Defaulting Lender”. The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by the Administrative Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent. The Administrative Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents, and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Revolving Loan Lender” and such Revolving Loan Lender’s Revolving Credit Commitment shall be deemed to be zero. This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Revolving Loan Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

(e) Nothing in this Section or elsewhere in this Agreement or the other Loan Documents, shall be deemed to require the Administrative Agent to advance funds on behalf of any Revolving Loan Lender or to relieve any Revolving Loan Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrowers may have against any Revolving Loan Lender as a result of any default by any Revolving Loan Lender hereunder in fulfilling its Commitment.

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees. The Loan Parties acknowledge that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct audits, inspections, inventory appraisals, if any, and/or field examinations of any Loan Party and valuations of any or all of the Collateral at any time and from time to time in a manner so as to not unduly disrupt the business of such Loan Party. The Borrowers agree to pay (i) $750 per day per examiner plus such examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, appraisals, inspections, valuations and field examinations and (ii) the costs of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents. provided that, so long as no Event of Default shall have occurred and be continuing, the

Borrowers shall not be obligated to pay for more than two (2) such examinations during any calendar year.

Section 4.02 Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent in the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All such payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans (including Letters of Credit) made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month, any Letter of

Credit issued by any L/C Issuer for the account of the Borrowers during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Revolving Loans made to the Borrowers during such month to reimburse the Revolving Loan Lenders for drawings made in connection with Letters of Credit, and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.04 Apportionment of Payments. Subject to Section 2.02:

(a) All payments of principal and interest in respect of outstanding Loans, all payments in respect of the Letter of Credit Obligations, all payments of fees (other than the fees set forth in Section 2.06 hereof, fees with respect to the Letters of Credit provided for in Section 3.01(b) and the audit and collateral monitoring fee provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein (except as otherwise set forth in a written agreement among the Agents and Lenders), or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement and except as otherwise set forth in a written agreement among the Agents and Lenders, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due to the Agents, Wilmington or the L/C Issuer until paid in full; (ii) second, ratably to pay the Revolving Loan Obligations in respect of any fees, expense reimbursements and indemnities then due to the Revolving Loan Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Revolving Loans, Agent Advances and Letter of Credit Obligations until paid in full; (iv) fourth, ratably to pay principal of the Revolving Loans, Agent Advances, Letter of Credit Obligations and all other Revolving Loan Obligations until paid in full; (v) fifth, ratably to pay the Term Loan Obligations in respect of any fees, expense reimbursements and indemnities then due to the Term Loan Lenders until paid in full; (vi) sixth, ratably to pay interest due in respect of the Term Loan until paid in full; (vii) seventh, ratably to pay principal of the Term Loan until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c) In each instance, so long as no Event of Default has occurred and is continuing, this Section 4.04 shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for the payment of Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.

(d) For purposes of this Section 4.04, “paid in full” means payment of all amounts owing under the Loan Documents in cash or other immediately available funds according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding).

(e) Except as otherwise set forth in a written agreement among the Agents and the Lenders with respect to disproportionate sharing of proceeds among the Lenders or with respect to allocations after the occurrence and during the continuance of an Event of Default, in the event of a direct conflict between the priority provisions of Section 4.04(b) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both the priority provisions in this Section 4.04 and such priority provisions in such other Loan Documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return. (a) If any Secured Party shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Secured Party or any Person controlling any such Secured Party with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Secured Party or any Person controlling any such Secured Party (in each case, whether or not having the force of law), shall (i) subject any Secured Party, or any Person controlling any such Secured Party to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent or any Letter of Credit issued by the L/C Issuer, or change the basis of taxation of payments to any Secured Party or any Person controlling any such Secured Party of any amounts payable hereunder (except for taxes on the overall net income of any Secured Party or any

Person controlling any such Secured Party), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, any Secured Party or any Person controlling any such Secured Party or (iii) impose on any Secured Party or any Person controlling any such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Secured Party of making any Loan, issuing guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan, or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by any Secured Party hereunder, then, upon demand by any such Secured Party, the Borrowers shall pay to such Secured Party such Additional Amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Secured Party shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Secured Party or any Person controlling such Secured Party with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and any Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto, any Secured Party’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Secured Party’s or any such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Secured Party, the Borrowers shall pay to such Secured Party from time to time such Additional Amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the Additional Amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Secured Party to demand compensation pursuant to this Section 4.05 shall not constitute a waiver of such Secured Party’s right to demand such compensation.

Section 4.06 Joint and Several Liability of the Borrowers. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Secured Parties under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 4.06 are made for the benefit of the Secured Parties and their respective successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Secured Parties or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Secured Parties with respect to any of the Obligations or any Collateral, until such time as all of the Obligations (other than contingent indemnity or reimbursement obligations that survive termination of the Loan Documents) have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Secured Parties hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than contingent indemnity or reimbursement obligations that survive termination of the Loan Documents).

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i) a Security Agreement, duly executed by each Loan Party;

(ii) a Pledge Agreement, duly executed by each Loan Party which owns Capital Stock of one or more other Loan Parties (other than Omega Protein, Inc., a Virginia corporation), together with (x) the original stock certificates representing 100% (and, in the case of a direct Foreign Subsidiary of a Loan Party that is not an Inactive Subsidiary, 65%) of the common stock of such Loan Party’s Subsidiaries (as well as all other equity interests owned by such Loan Party) and (y) all intercompany promissory notes held by such Loan Parties, in each case accompanied by undated stock or note powers executed in blank and other proper instruments of transfer;

(iii) a First Preferred Ship Mortgage, duly executed by each Loan Party that owns an Eligible Vessel, together with U.S. Coast Guard documentation, records and abstracts, including copies of a valid U.S. Coast Guard Certificate of Documentation with a valid fishery endorsement issued with respect to each such Eligible Vessel, demonstrating that each such Eligible Vessel is duly documented with the U.S.

Coast Guard and authorized for employment in the U.S. Fisheries Trade and that each such Eligible Vessel is free and clear of all Liens other than Permitted Liens;

(iv) an Assignment of Insurances, duly executed by each Loan Party that owns an Eligible Vessel, relating to insurances with respect to such Eligible Vessel;

(v) an Aircraft Security Agreement, duly executed by Omega Protein, Inc., with respect to each aircraft listed on Schedule 6.01(mm);

(vi) with respect to each Facility to be included in the Collateral and described on Schedule 6.01(o), a Mortgage, duly executed by the Loan Party which owns such Facility;

(vii) a Title Insurance Policy or commitment therefor with respect to each Mortgage, dated as of the Effective Date;

(viii) a UCC Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each First Preferred Ship Mortgage, each Pledge Agreement, each Mortgage and each Aircraft Security Agreement;

(ix) certified copies of a request for copies of information listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (ix) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral, and the results of searches for any tax Lien and judgment Lien filed against such Person or its property and searches for any Lien on the Vessels and aircraft listed on Schedules 6.01(ll) and 6.01(mm) hereto, which results shall not show any such Liens (other than Permitted Liens);

(x) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents and the Acquisition Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document and the Acquisition Documents to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xi) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith together with evidence of the incumbency of such authorized officers;

(xii) a certificate of the appropriate official(s) of the state of organization of each Loan Party and each state of foreign qualification where each Loan Party maintains a place of business, certifying as to the subsistence in good standing of, and (if available or applicable) the payment of taxes by, such Loan Party in such states and certified as of a recent date not more than thirty (30) days prior to the Effective Date;

(xiii) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than thirty (30) days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

(xiv) a copy of the charter and by-laws, certificate of formation, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xv) an opinion of (A) John D. Held, Esq., counsel to the Loan Parties, substantially in the form of Exhibit E-1, (B) Porter & Hedges LLP, special counsel to the Loan Parties, substantially in the form of Exhibit E-2, (B) McGuireWoods, special Virginia counsel to Omega Protein, Inc., (C) Hale Lane Peek Dennison and Howard P.C., special Nevada counsel to Omega, (D) Morris, James, Hitchens & Williams LLP, counsel to the Mortgage Trustee, (E) McAfee & Taft, aviation counsel to the Agents, and (F) Liskow & Lewis, special maritime counsel to Omega Protein, Inc.

(xvi) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 5.01;

(xvii) a copy of the Financial Statements and the financial projections described in Section 6.01(g)(ii) hereof, certified as of the Effective Date as true and correct by an Authorized Officer of Omega;

(xviii) a certificate of an Authorized Officer of Omega, certifying as to the solvency of the Loan Parties (taken as a whole) and attaching a signed copy of the solvency opinion prepared by TM Capital Corp. and addressed to Omega, addressing the solvency of the Loan Parties, taken as a whole, after giving effect to the transactions contemplated hereby, which certificate shall be satisfactory in form and substance to the Agents;

(xix) evidence of the insurance coverage required by Section 7.01(h) and the terms of the Security Agreement, each First Preferred Ship Mortgage, any Aircraft Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon thirty (30) days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xx) a certificate of an Authorized Officer of the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing and all other notices under this Agreement and the other Loan Documents;

(xxi) a landlord waiver, substantially in the form of Exhibit H hereto, or otherwise in form and substance satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule 6.01(o);

(xxii) copies of all Acquisition Documents and other Material Contracts, if any, as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxiii) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lender, together with UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lender and covering any portion of the Collateral;

(xxiv) such Cash Management Agreements and other depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may request with respect to the Borrowers’ cash management system;

(xxv) the Intercompany Subordination Agreement, duly executed by each Loan Party;

(xxvi) the Mortgage Trust Agreement, duly executed by the Mortgage Trustee and the Collateral Agent, together with a trust receipt, as such term is defined therein, for a First Preferred Ship Mortgage and an Assignment of Insurances with respect to each Vessel that is an Eligible Vessel on the Effective Date; and

(xxvii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as the Agents may reasonably request.

(e) Material Adverse Effect. The Agents shall have determined, in their sole judgment, that no event or development shall have occurred since August 31, 2006 which could have a Material Adverse Effect.

(f) Consummation of Acquisition. Concurrently with the making of the initial Loans, (i) the proceeds of the initial Loans shall have been applied either (A) to pay a portion of the Purchase Price payable pursuant to the Acquisition Agreement for the Acquisition Assets or (B) to enable Omega to deposit the Purchase Price payable pursuant to the Acquisition Agreement into escrow as contemplated by Section 3.1 of the Acquisition Agreement and (C) to pay the closing and other costs relating thereto, and (ii) each of Omega and, to the best knowledge of Omega, the Seller shall have fully performed all of the obligations required to be performed by it as of the Effective Date under the Acquisition Agreement.

(g) Approvals. Except for actions to be taken as contemplated by Section 6.01(gg), all consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans, the consummation of the Acquisition or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect, except for notice required within 30 days of any changes in information with respect to any Loan Party’s officers, directors and stockholders, including 5% or more stockholders, to the Citizenship Approval Officer of the Maritime Administration of the United States Department of Transportation pursuant to 46 C.F.R. 356.5(g), and any notice or approval requirements which may apply to the Loan Documents under 46 C.F.R. Part 356.

(h) Availability. After giving effect to the Acquisition and all Loans to be made on the Effective Date and all fees (including the fees payable pursuant to Section 2.06 and Section 12.04 hereof), costs and expenses in connection therewith, (1) Availability shall not be less than $1,500,000, and (2) the Loan Parties shall have a minimum of $15,000,000 of unrestricted cash and cash equivalents. The Administrative Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Administrative Borrower certifying as to the matters set forth above and containing the calculation of Availability.

Section 5.02 Conditions Precedent to All Loans and Letters of Credit. The obligation of any Agent or any Lender to make any Loan or of any L/C Issuer to issue any Letter of Credit on or after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, or the submission by the Borrowers of an application with respect to a Letter of Credit, and the issuance of each Letter of

Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit that: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent, the Mortgage Trustee or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit are true and correct in all material respects on and as of such date as though made on and as of such date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof, together with a certificate of the chief financial officer of Omega setting forth in reasonable detail the calculation of the Availability.

(e) Delivery of Documents. The Agents shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

(f) Proceedings; Receipt of Documents. All proceedings in connection with the making of the Loans or the issuance of any Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties after giving effect to the Acquisition as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite corporate, limited liability company or limited partnership power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Transaction Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or will be a party, (i) have been duly authorized by all necessary corporate, limited liability company or limited partnership action on the part of each Loan Party that is a party thereto, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any other Transaction Document or any other material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Transaction Document to which it is or will be a party.

(d) Enforceability of Loan Documents. This Agreement is, and each other Transaction Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

(e) Capitalization; Subsidiaries.

(i) On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Capital Stock of Omega and the issued and outstanding Capital Stock of Omega are as set forth on Part I of Schedule 6.01(e).

(ii) Part II of Schedule 6.01(e) sets forth a complete and correct description of the name, jurisdiction of organization and ownership of the outstanding Capital Stock of the Subsidiaries of Omega in existence on the date hereof after giving effect to the Acquisition. All of the issued and outstanding shares of Capital Stock of such Subsidiaries set forth on Schedule 6.01(e) have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by Omega or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. On the date hereof, there are no outstanding debt or equity securities of Omega or any of its Subsidiaries, and no outstanding obligations of Omega or any of its Subsidiaries, convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from Omega or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of Omega.

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of Omega and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of Omega and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since August 31, 2006 no event or development has occurred that has had or could have a Material Adverse Effect.

(ii) Omega has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of Omega and its Subsidiaries for the period from October 1, 2006 through December 31, 2007, and (B) projected annual balance sheets, income statements and statements of cash flows of Omega and its Subsidiaries for the Fiscal Years ending in 2008 through 2011, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi). Such projections, as so updated, shall be believed by Omega at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Omega, and shall have been based on assumptions believed by Omega to be reasonable at the time made and upon the best information then reasonably available to Omega, and Omega shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents or any law, rule, regulation, judgment or order of any Governmental Authority which is material to the operations of a Loan Party’s business and applicable to it or any of its property or assets. No Loan Party is in violation of any material term of any Material Contract which violation could reasonably be expected to have a Material Adverse Effect.

(i) ERISA. As of the date hereof, except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information)

thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code and (vii) no Plan has an Unfunded Pension Liability which when aggregated with the Unfunded Pension Liability of all other Plans is in excess of $12,000,000. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment. None of the Loan Parties or any of their Subsidiaries has incurred or expects to incur any liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer any Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid (except for taxes of a de minimis amount), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be (i) used to extend credit to others for the purpose of purchasing or carrying any margin stock or (ii) used in violation of Regulation U or secured by margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than processing, marketing and/or distribution of fish meal and fish meal products and/or ship repair and ship building for the account of Loan Parties.

(m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or as of the date hereof in the future could reasonably be expected to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o) Properties. (i) Each Loan Party has good and indefeasible title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. Such properties and assets are in all material respects in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein. No Person has any right of first refusal, option or other preferential right to purchase any such owned real property. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is in full force and effect and is valid and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms in all material respects. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Transaction Documents to which it is a party, except as set forth on Schedule 6.01(o). To the best knowledge of any Loan Party, (i) no other party to any such Lease is in default of its material obligations thereunder, (ii) no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of material default which remains uncured under any such Lease and (iii) as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. At the date of the Financial Statements, to the knowledge of the Loan Parties, there was no contingent liability or fact that, in accordance with GAAP, was required to be disclosed in the Financial Statements or the footnotes thereto that may have a Material Adverse Effect which has not been set forth in the Financial Statements or the footnotes thereto or a Schedule hereto.

(q) Operating Lease Obligations. On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or, to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used by any Loan Party as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) general liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds. The proceeds of the Loans shall be used to (i) to refinance existing Indebtedness of the Borrowers, (ii) to finance a portion of the Purchase Price for the Acquisition, (iii) for general working capital requirements and other general corporate purposes of the Borrowers and (iv) to pay fees and expenses related to this Agreement or to the transactions contemplated by this Agreement. The Letters of Credit will be used for general corporate purposes.

(u) Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and before and after giving effect to each Loan and each Letter of Credit, the Loan Parties, on a consolidated basis, are or will be Solvent.

(v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the valid right to use all material Intellectual Property that is necessary for the operation of its business as currently conducted or contemplated without, to the knowledge of each Loan Party, infringement upon or conflict with the rights of any other Person with respect thereto. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all Registered Intellectual Property that is owned by a Loan Party (the “Owned Intellectual Property”) and all contracts relating to material Intellectual Property licensed from third parties (the “Licensed Intellectual Property”). Except as set forth on Schedule 6.01(w), no material licensed Intellectual Property is required in order to conduct the business of each Loan Party as currently conducted or contemplated as of the Effective Date other than the Licensed Intellectual Property. Except as set forth on Schedule 6.01(w), no party to any contract relating to Licensed Intellectual Property has given any Loan Party notice of its intention to cancel, terminate or fail to renew any such contract. To the knowledge of each Loan Party, neither the business of any Loan Party as currently conducted or contemplated, nor any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party, infringes upon or conflicts with any rights owned by any other Person, and none of the Loan Parties has received notice of any claim or litigation regarding any of the foregoing, nor is any such claim or litigation pending or threatened. To the knowledge of each Loan Party, all Owned Intellectual Property is valid, subsisting and enforceable, and no material Registered Owned Intellectual Property has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting a Loan Party’s rights thereto, or is the subject of any suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding. The Loan Parties have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Registered Owned Intellectual Property except where the failure to make such filings and/or payments could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, all documentation necessary to confirm and effect each Loan Party’s ownership of all Registered Intellectual Property and all other Owned Intellectual Property necessary for the operation of its business as currently conducted or contemplated, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices.

(x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and containing a brief description of the subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(y) Investment Company Acts. As of the date hereof, none of the Loan Parties is an “investment company” or “controlled” by a “registered investment company” or, to the knowledge of any Loan Party, “controlled” by an “investment company”, or a “promotor” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. Except as set forth on Schedule 6.01(z), there is, on the date hereof, (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except for any violation which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(aa) Customers and Suppliers. Other than in the ordinary course of business, there exists no actual or threatened termination, cancellation or limitation of, or adverse modification to or adverse change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand; and to the knowledge of each Loan Party there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb) No Bankruptcy Filing. No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(cc) [Intentionally Omitted.]

(dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee) Tradenames. Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames, business names or similar appellations used by each Loan Party.

(ff) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory or Vessels in transit) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time. Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(gg) Security Interests. Each Security Agreement, First Preferred Ship Mortgage and Assignment of Insurances creates in favor of the Collateral Agent or the Mortgage Trust, as the case may be, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the (A) filing of the UCC-1 financing statements described in Section 5.01(d)(viii), (B) recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (C) recording of any Mortgages, (D) filing of any Aircraft Security Agreements, (E) filing with the National Vessel Documentation Center of the U.S. Coast Guard of a First Preferred Ship Mortgage with respect to each U.S. flagged Eligible Vessel, (F) notation of the security interest on vehicles on the certificate of title with respect thereto and (G) taking possession of any Collateral with respect to which the Secured Parties interest may only be perfected by possession, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, and (ii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

(hh) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate in all material respects and does not omit to state any information material thereto.

(ii) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

(jj) Acquisition Documents. (i) No party to any Acquisition Document is in default on any of its obligations under such Acquisition Document, (ii) all representations and warranties made by the Borrowers in the Acquisition Documents to which they are a party and in the certificates delivered in connection therewith are true and correct as of the date hereof and, to the best knowledge of the Borrowers, all material representations and warranties made in the Acquisition Documents by or on behalf of the Sellers, or any other party thereto other than the Borrowers, are true and correct as of the date hereof, (iii) all written information with respect to the Loan Parties and the Acquisition, and, to the best knowledge of the Loan Parties, the Acquisition Assets acquired in connection with the Acquisition, furnished to Agents by the Loan Parties or on behalf of the Loan Parties, were, at the time the same were so furnished, complete and correct, or have been subsequently supplemented by other written information, to the extent necessary to give Agents and Lenders a true and accurate knowledge of the subject matter of each of them in relation to Borrowers, the Acquisition, and the Acquisition Assets acquired in connection with the Acquisition, (iv) no representation, warranty or statement made by the Loan Parties or, to their best knowledge, the Sellers or any other party thereto other than the Loan Parties, at the time they were made in any Acquisition Document, or any agreement, certificate, statement or document required to be delivered pursuant to any Acquisition Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained in such Acquisition Documents not misleading in light of the circumstances in which they were made, and (v) in connection with the Acquisition, the applicable Loan Parties is acquiring the Acquisition Assets, and, on the date hereof, after giving effect to the transactions contemplated by this Agreement, by the Acquisition Agreement and by the other Acquisition Documents and Loan Documents, will have good title to such Acquisition Assets free and clear of all Liens other than Permitted Liens.

(kk) Consummation of the Acquisition. (i) The Borrowers have delivered to the Agents a complete and correct copy of the Acquisition Documents, including all schedules and exhibits thereto, (ii) each Acquisition Document sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby, (iii) no Acquisition Document has been amended or otherwise modified without the prior written consent of the Agents, (iv) the execution, delivery and performance each of the Acquisition Documents has been duly authorized by all necessary action on the part of Omega and, to Omega’s knowledge, the Seller, (v) the Acquisition is being effected in accordance with the terms of the Acquisition Documents and all applicable law, (vi) at the time of consummation of the Acquisition, there does not exist any judgment, order or injunction prohibiting or imposing any material adverse condition upon the consummation of the Acquisition, (vii) at the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Government Authorities required in order to consummate the Acquisition shall have been obtained, given, filed or taken and shall be in full force and effect, (viii) all actions taken by the Loan Parties pursuant to or in furtherance of the Acquisition have been taken in compliance with the Acquisition Documents and the applicable law, (ix) except as set forth in the Acquisition Documents, the Loan Parties did not incur or assume any liabilities or obligations pursuant to or in connection with the Acquisition, and (x) each Acquisition Document is the legal, valid and binding obligation of Omega, and to Omega’s knowledge, the Seller, enforceable against such parties in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other laws of general application related to the enforcement of creditor’s rights.

(ll) Vessels. On the date hereof, no Loan Party owns any Vessels other than the Vessels set forth on Schedule 6.01(ll). Each Loan Party that owns a Vessel is a U.S. Citizen and each Vessel is owned by a U.S. Citizen. Each Vessel is in compliance with all laws applicable to vessels documented under U.S. flag and engaged in the U.S. Fisheries Trade, duly documented in the name of the applicable Loan Party under the laws and flag of the United States with a valid fishery endorsement on its U.S. Coast Guard Certificate of Documentation, and duly qualified for the U.S. Fisheries Trade.

(mm) Aircraft. On the date hereof, no Loan Party owns any aircraft other than the aircraft set forth on Schedule 6.01(mm).

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan, any Letter of Credit Obligation or any other Obligation (whether or not due, other than contingent indemnity or reimbursement obligations that survive termination of the Loan

Documents) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to Administrative Agent (and in the case of subsections (i), (ii), (iii), (iv) and (vi) below, each Lender):

(i) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Omega and its Subsidiaries commencing with the first fiscal quarter of Omega and its Subsidiaries ending after the Effective Date, consolidated balance sheet, consolidated statements of operations, retained earnings and cash flows of Omega and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of Omega as fairly presenting, in all material respects, the financial position of Omega and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of Omega and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of Omega and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end adjustments;

(ii) as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of Omega and its Subsidiaries, consolidated balance sheet, consolidated statements of operations, retained earnings, and cash flows of Omega and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion of independent certified public accountants of recognized standing selected by Omega and satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03).

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of Omega and its Subsidiaries commencing with the first fiscal month of Omega and its Subsidiaries ending after the Effective Date, internally prepared consolidated balance sheet and consolidated statements of operations and cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of Omega as fairly presenting, in all material respects, the financial position of Omega and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of Omega and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Secured Parties, subject to normal year-end adjustments;

(iv) simultaneously with the delivery of the financial statements of Omega and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of Omega (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of Omega and its Subsidiaries during the period covered by such financial statements with a view to determining whether Omega and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which Omega and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations specified in Section 7.03;

(v) as soon as available and in any event within thirty (30) days after the end of each fiscal quarter (or, upon the request of the Collateral Agent, each fiscal month) of Omega and its Subsidiaries commencing with the first fiscal quarter of Omega and its Subsidiaries ending after the Effective Date, reports in form and detail reasonably satisfactory to the Agents and certified by an Authorized Officer of Omega as being accurate and complete (A) listing all Accounts of the Loan Parties as of such day, which shall include the amount and age of each such Account, showing separately those which are more than 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims known to Omega with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v) for the immediately preceding fiscal quarter, the name of each Account Debtor with respect to each such Account Receivable and such other information as either Agent may request, (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable, the name of each account creditor and such other information as either Agent may request, (C) listing all Inventory of the Loan Parties consisting of fish meal and fish oil as of each such day and containing the current value thereof (by location), and (D) listing all Vessels subject to a maritime Lien not permitted by clause (j) of the definition of “Permitted Lien” with respect to which demand has been made upon a Loan Party for payment of the underlying liability, together with a description of the liability to which such Lien relates.

(vi) as soon as available and in any event not later than sixty (60) days prior to the end of each Fiscal Year, financial projections, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(A), prepared on a quarterly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for Omega and its Subsidiaries, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by Omega to be reasonable at the time made and from the best information then available to Omega;

(vii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii) as soon as possible, and in any event within three (3) Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix) (A) as soon as possible and in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three (3) days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within three (3) days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, (F) promptly and in any event within ten (10) days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof, and (G) promptly and in any event within ten (10) days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know than any of its Plans has an Unfunded Pension Liability which when aggregated with the Unfunded Pension Liability of all other Plans is in excess of $50,000;

(x) promptly after the commencement thereof but in any event not later than five (5) days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

(xi) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any notices that any Loan Party executes or receives in connection with any Material Contract which notices contain information materially adverse to the interests of any Loan Party;

(xii) as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

(xiii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange (but excluding forms filed with the SEC on Forms 3, 4, 5 and 11-K);

(xiv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xv) as soon as available, and in any event within thirty (30) days after the end of each fiscal quarter of Omega and its Subsidiaries, a report detailing (A) the flag (if other than the United States) and, with respect to each Vessel which has been relocated to any area other than the Atlantic seaboard or the Gulf Coast, the then current location of each of the Vessels;

(xvi) as soon as possible and in any event within five (5) days after receipt of notice or knowledge by any Loan Party, notice of (A) any arrest of any Vessel or the exercise or purported exercise of any Lien on any Vessel, (B) any intended deactivation or lay-up of any Vessel, or (C) any loss of any material certification, including any fishery endorsement, with respect to any Vessel, excluding for purposes of this clause (xvi), notices pertaining to Ineligible Vessels; and

(xvii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Domestic Subsidiary of any Loan Party not in existence on the Effective Date and each Inactive Subsidiary of any Loan Party which becomes active after the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within ten (10) days after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x)

certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the owned real property of such Subsidiary a perfected, first priority Lien (subject to Permitted Liens) on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under Section 7.01(o) or otherwise, (E) one or more First Preferred Ship Mortgages creating on the Eligible Vessels of such Subsidiary a perfected, first priority lien on such Vessel, (F) one or more Aircraft Security Agreements creating on each aircraft of such Subsidiary a perfected, first priority lien on such aircraft, and (G) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, First Preferred Ship Mortgage, Pledge Agreement, Mortgage or Aircraft Security Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Capital Stock of any such Domestic Subsidiary to execute and deliver promptly and in any event within ten (10) days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Collateral Agent.

(c) Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws, the Jones Act and all laws applicable to the U.S. Fisheries Trade), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, in each case except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(ii) Comply with and satisfy all legal requirements of the jurisdiction of each Vessel’s home port, now or hereafter from time to time in effect, in order that such Vessel shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Vessel for participation in trades and services to which it may be dedicated from time to time or (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected to be forfeited.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time (and in the absence of a continuing Event of Default, upon reasonable prior notice) and from time to time during normal business hours at the risk and expense of such Loan Party or Subsidiary, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, Accounts, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided that no field examination or audit may occur more than twice per calendar year if no Event of Default is continuing. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder and to comply with the maintenance requirements of the First Preferred Ship Mortgages.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, and property damage insurance) with respect to its properties (including all Vessels, aircraft and all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by the First Preferred Ship Mortgage and any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Secured Parties, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than thirty (30) days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j) Environmental. Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within thirty (30) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required under Environmental Laws to abate said Release; (iv) provide the Agents with written notice within ten (10) Business Days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could have a Material Adverse Effect; and (v) defend, indemnify and hold harmless the Agents, Wilmington and the Secured Parties and their transferees, and their respective employees, agents, officers and directors, from and against any Environmental Liabilities and Costs arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent, Wilmington or any Secured Party.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than thirty (30) days’ prior written notice of any change in the location of any Collateral having an aggregate value in excess of $100,000 (other than to locations set forth on Schedule 6.01(ff) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon and other than Inventory in transit, Vessels and Aircraft), (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Secured Parties from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements, agreements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(m) Landlord Waivers; Collateral Access Agreements. At any time any Collateral with a book value in excess of $500,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, obtain written subordinations or waivers, in form and substance satisfactory to the

Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral and written access agreements, in form and substance satisfactory to the Collateral Agent, providing access to such Collateral.

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents (and, in the case of the Indebtedness among the Loan Parties, the Intercompany Subordination Agreement).

(o) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property wherever located (each such interest being an “After Acquired Property”) (x) with a Current Value (as defined below) in excess of $300,000 in the case of a fee interest, or (y) requiring the payment of annual rent exceeding in the aggregate $250,000 in the case of a leasehold interest, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of its interest in such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a leasehold Mortgage or landlord’s waiver (pursuant to Section 7.01(m) hereof). Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall as promptly or reasonably possible furnish to the Collateral Agent the following, each in form and substance reasonably satisfactory to the Collateral Agent: (i) a Mortgage with respect to its interest in such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority Lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) if requested by the Collateral Agent, Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, (vii) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Collateral Agent, and (viii) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require. The Borrowers shall pay all reasonable fees and expenses, including attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(p) Fiscal Year. Cause the Fiscal Year of Omega and its Subsidiaries to end on or about December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q) Vessel Covenants. Maintain a valid U.S. Coast Guard Certificate of Documentation with a valid fishery endorsement and a current U.S. Coast Guard Certificate of Inspection for each Vessel identified on Schedule 6.01(ll) as a U.S. flagged Vessel. Comply with all material (i) U.S. Coast Guard requirements and NMFFP requirements, (ii) manning requirements of each Vessel and (iii) requirements of the protection and indemnity and hull underwriters as is necessary to ensure full insurance coverage of each Vessel. Promptly, satisfy all maritime Liens, other than Liens created pursuant to the First Preferred Ship Mortgages and any other Permitted Liens.

(r) New Vessels. Upon the acquisition by a Loan Party of any Eligible Vessel, unless such Vessel is subject to a Lien securing Indebtedness permitted under clause (g) of the definition of the “Permitted Indebtedness”, such Loan Party shall execute and deliver to the Mortgage Trustee, for the benefit of the Secured Parties, (i) a First Preferred Ship Mortgage granting the Mortgage Trust a security interest in such Vessel to secure the Obligations, (ii) an Assignment of Insurances granting the Mortgage Trust a security interest in the insurances in respect of such Vessel, together with the proceeds thereof, to secure the Obligations, and (iii) such evidence of corporate authority to enter into such First Preferred Ship Mortgage and Assignment of Insurances as the Collateral Agent may reasonably request. If, within 45 days after the Effective Date, none of the Loan Parties has incurred the Indebtedness permitted under clause (g)(i) of the definition of “Permitted Indebtedness” and has pledged, as collateral for such Indebtedness, the Vessels identified on Schedule 6.01(ll) as constituting collateral therefor, then the Loan Party or Loan Parties which own the Vessels described on Schedule 6.01(ll) shall, upon the request of the Collateral Agent, promptly execute and deliver to the Mortgage Trustee, for the benefit of the Secured Parties, the documents described in clauses (i), (ii) and (iii) above in respect of such Vessels.

(s) Citizenship, Etc. Each Loan Party that owns a Vessel shall qualify at all times as a U.S. Citizen and shall cause such Vessel to be in compliance with all laws applicable to vessels documented under U.S. flag and engaged in the U.S. Fisheries Trade, duly documented in the name of the relevant Loan Party under the laws and flag of the United States with a valid fishery endorsement on its U.S. Coast Guard Certificate of Documentation, and duly qualified for the U.S. Fisheries Trade.

(t) Inactive Subsidiaries. Within (i) ninety (90) days after the Effective Date with respect to the Inactive Subsidiaries set forth on Schedule 1.01(B) (other than Omega Protein Mexico S. de R.L. de C.V., a Mexican corporation) and (ii) thirty (30) days after any other Subsidiary of a Loan Party becomes an Inactive Subsidiary, in each case, deliver to the Agents evidence, in form and substance satisfactory to the Agents, that such Inactive Subsidiary shall commence action to cause the dissolution of each such Inactive Subsidiary.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan, any Letter of Credit Obligation or any other Obligation (whether or not due, other than contingent indemnity or reimbursement obligations that survive termination of the Loan

Documents) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of Accounts) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any wholly owned Subsidiary of a Loan Party (other than a Borrower) may be merged or liquidated into such Loan Party or another wholly-owned Domestic Subsidiary of any Loan Party, or may consolidate with another wholly-owned Domestic Subsidiary of any Loan Party, and any Borrower may be merged or liquidated into any other Borrower or may be consolidated with another Borrower, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least seven (7) Business Days’ prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, and (E) the surviving Subsidiary, if any, to the extent not already a party hereto, is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii) any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete, surplus or worn-out equipment in the ordinary course of business, and (C) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions (x) in the case of clauses (B) and (C) above, do not exceed $500,000 in the aggregate in any twelve month period and (y) in all cases, are paid to the Administrative Agent for the benefit of the Secured Parties to the extent required pursuant to the terms of Section 2.05(c)(iv); and

(iii) any Inactive Subsidiary may be wound-up, liquidated or dissolved so long as any assets of such Inactive Subsidiary at the time of such wind-up, liquidation or dissolution are transferred to a Loan Party.

(d) Change in Nature of Business. Engage, or permit any of its Subsidiaries to engage, in any business other than the businesses of substantially the type conducted by the Loan Parties on the date hereof and businesses reasonably related thereto.

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extensions of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing except for:

(i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(ii) Permitted Investments;

(iii) loans and advances made by it to its Domestic Subsidiaries and by such Domestic Subsidiaries to it;

(iv) notes payable, or Capital Stock issued, by customers or suppliers to any Borrower pursuant to negotiated agreements or plans or reorganization or the like with respect to the settlement of obligations of such customers or suppliers to any Borrower in the ordinary course of business which, in the case of such notes payable or Capital Stock the receipt of which is consented to by a Loan Party (other than in connection with a Loan Party’s acceptance a plan of reorganization proposed by any such customer or supplier), shall not exceed $500,000 in the aggregate since the Effective Date;

(v) temporary loans and advances made to directors, officers, and employees consistent with past practice, in an amount not to exceed $250,000 in the aggregate outstanding at any time;

(vi) cash or demand deposit accounts maintained in the ordinary course of business;

(vii) Permitted Acquisitions;

(viii) extensions of credit to customers of Borrowers in the ordinary course of business and consistent with past practices; and

(ix) any other investments in an aggregate amount at any time outstanding not to exceed $500,000.

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries during any Fiscal Year to exceed $2,500,000.

(g) Capital Expenditures. Make, incur or commit or agree to make or incur, or permit any of its Subsidiaries to make, incur or commit or agree to make or incur, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed $12,000,000 during any Fiscal Year, commencing with Fiscal Year 2007.

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) redeem any Capital Stock of any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders who own 5% or more of the total Capital Stock or other equity securities of any Loan Party or any of its Subsidiaries or other Affiliates of any

Loan Party (other than Persons who are Loan Parties), except that (A) any Loan Party or any Subsidiary of a Loan Party may pay dividends to Omega or any other Loan Party, (B) any Subsidiary of any Borrower may pay dividends to such Borrower, (C) Omega may pay dividends in the form of Capital Stock, (D)(1) the Loan Parties may repurchase Capital Stock held by employees, officers or directors of any Loan Party or any of their subsidiaries upon the termination, retirement or death of any employee, officer or director, (2) Omega shall purchase the Acquisition Assets from the Seller on the Effective Date, and (3) Omega may repurchase its own Capital Stock from the Seller in accordance with the purchase option granted by the Seller to Omega pursuant to Section 9.2 of the Acquisition Agreement, provided that, as to any such repurchase described in clause (D)(1) and (3), each of the following conditions is satisfied: (w) the aggregate amount of the Loan Parties’ Cash and Cash Equivalents plus Availability shall be not less than $16,500,000 after giving effect to such repurchase, (x) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (y) such repurchase shall be paid with funds legally available therefor and (z) in the case of repurchases made pursuant to clause (D)(1), the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $250,000, and (E) Omega or any other Loan Party may pay fees, reasonable costs and out-of-pocket expenses to the members of boards of directors (or equivalent thereof) of Omega or any of its Subsidiaries, provided that in each case of clauses (A) through (E) above, at the election of the Collateral Agent, which the Collateral Agent may and, upon the direction of the Required Lenders, shall make by notice to the Administrative Borrower, no such payment shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such payment or, if either immediately before or after giving effect to any such payment, the Revolving Loans exceed the Revolving Credit Cap.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used in violation of the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions expressly permitted by Section 7.02(c), (e) or (h), (iii) the agreements set forth on Schedule 7.02(j), and (iv) the transaction contemplated by the Acquisition Agreement, including any future call option specified in the Acquisition Agreement.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries,

(ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement, the other Loan Documents and the Acquisition Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv) above any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E) in the case of clause (iv) above any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

(l) Limitation on Issuance of Capital Stock. Except in the case of Omega, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants other than issuances and sales to another Loan Party.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make (or give any notice with respect thereto) any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing (except for the prepayment of any Indebtedness owing under the NMFFP and permitted hereunder in connection with the sale of any assets pledged as collateral security for such Indebtedness), (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not have a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) Intentionally Omitted.

(p) Properties. Permit any property of a Loan Party to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien.

(q) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(r) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials could not reasonably be expected to result in a Material Adverse Effect.

(s) Excess Cash. To the extent that any Loans are outstanding, accumulate or maintain cash in bank accounts owned by or in the name of any Loan Party in an aggregate amount in excess of $500,000 (excluding the amounts deposited into the Cash Management Accounts) for a period of more than three (3) consecutive Business Days.

(t) Amendment to Acquisition Documents. Amend, modify, change, agree to any amendment, modification or other change to (or make any payment consistent with any amendment or other change to) or waive any of its rights under any of the documents evidencing or governing the Acquisition Documents.

(u) Maritime Industry Standards. (i) Without limiting any of the terms of any First Preferred Ship Mortgage, permit any Vessel to be used for any illegal purpose or to commence or continue a voyage in unseaworthy condition, (ii) change the flag, class, ownership, management or control of any Vessel, (iii) cause or allow any Vessel to be operated in any area not covered by the insurance policies required under this Agreement or the other Loan Documents or in any country for which exports or transactions are subject to specific restrictions under United States export laws, (iv) cause or allow any Vessel to be chartered to any Person without the prior written consent of the Required Lenders, (v) cause or allow any change in the physical characteristics of any Vessel that would, in the reasonable judgment of the Required Lenders, materially interfere with the suitability of such Vessel for normal offshore fisheries operations without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), (vi) charter any Vessel to, or permit the Vessel to serve under any contract with, a Person included within the definition of “national” of a “designated foreign country,” or “specially designated national” of a “designated foreign country,” in the Foreign Assets Control Regulations or the Cuban Assets Control Regulations of the United States Treasury Department, 31 C.F.R. Parts 500 and 515, in each case as amended, or engage in any transaction that violates any provision of the Iranian Transactions Regulations, 31 C.F.R. Part 560, as amended, the Foreign Funds Control Regulations, 31 C.F.R. Part 520, as amended, the Transaction Control Regulations, 31 C.F.R. Part 505, as amended, the Haitian Transaction Regulations, 31 C.F.R. Part 580, as amended, the Foreign Assets Control Regulations, 31 C.F.R. Part 500, as amended, or Executive Orders 12810 and 12831 if such transaction or violation would (A) expose the Secured Parties to any penalty, sanction or investigation or (B) jeopardize the Lien created by the First Preferred Ship Mortgages or (C) might reasonably be expected to have a material adverse effect on the Loan Parties or the operation of the Vessels, or call at a Cuban port to load or discharge cargo or to effect repairs on the Vessels, (vii) abandon any Vessel in a port outside the United States, (viii) engage in any unlawful trade or violate any law or carry any cargo that shall expose any Vessel to forfeiture or capture, or (ix) operate any Vessel in any jurisdiction or in any manner which could cause the Lien created by the applicable First Preferred Ship Mortgage to be rendered unenforceable or the Collateral Agent’s foreclosure or enforcement rights to be materially impaired or hindered.

(v) Inactive Subsidiaries. Permit any Inactive Subsidiary to acquire or hold any material assets; provided, however, that a Loan Party may permit an Inactive

Subsidiary to hold assets if each such Subsidiary executes the applicable documents pursuant to Section 7.01(b) whereby such Subsidiary becomes a Loan Party hereunder and the certificates representing 100% of the shares of Capital Stock of such Subsidiary held by such Loan Party become part of the Collateral hereunder and are delivered to the Collateral Agent together with stock powers for each such certificate executed in blank and together with each of the other documents required under Section 7.01(b).

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan, any Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio. Permit the Leverage Ratio of Omega and its Subsidiaries as of the end of each period of four (4) consecutive fiscal quarters of Omega and its Subsidiaries for which the last quarter ends on a date set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Leverage Ratio

March 31, 2007	3.25 to 1.00

June 30, 2007	3.10 to 1.00

September 30, 2007	2.65 to 1.00

December 31, 2007	2.15 to 1.00

March 31, 2008	2.15 to 1.00

June 30, 2008	2.15 to 1.00

September 30, 2008	2.15 to 1.00

December 31, 2008	2.15 to 1.00

March 31, 2009	2.15 to 1.00

June 30, 2009	2.15 to 1.00

September 30, 2009	2.15 to 1.00

December 31, 2009	2.15 to 1.00

March 31, 2010	2.15 to 1.00

June 30, 2010	2.15 to 1.00

September 30, 2010	2.15 to 1.00

December 31, 2010	2.15 to 1.00

March 31, 2011	2.15 to 1.00

June 30, 2011	2.15 to 1.00

September 30, 2011	2.15 to 1.00

December 31, 2011	2.15 to 1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of Omega and its Subsidiaries for the period of four (4) consecutive fiscal quarters of Omega and its Subsidiaries for which the last day of the fiscal quarter ends on a date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
June 30, 2007	1.25 to 1.00
September 30, 2007	1.25 to 1.00
December 31, 2007	1.25 to 1.00
March 31, 2008	1.25 to 1.00
June 30, 2008	1.25 to 1.00
September 30, 2008	1.25 to 1.00
December 31, 2008	1.25 to 1.00
March 31, 2009	1.25 to 1.00
June 30, 2009	1.25 to 1.00
September 30, 2009	1.25 to 1.00
December 31, 2009	1.25 to 1.00
March 31, 2010	1.25 to 1.00
June 30, 2010	1.25 to 1.00
September 30, 2010	1.25 to 1.00
December 31, 2010	1.25 to 1.00
March 31, 2011	1.25 to 1.00
June 30, 2011	1.25 to 1.00
September 30, 2011	1.25 to 1.00
December 31, 2011	1.25 to 1.00

(c) Consolidated EBITDA. Permit Consolidated EBITDA of Omega and its Subsidiaries for the period of four (4) consecutive fiscal quarters of Omega and its Subsidiaries for which the last day of the fiscal quarter ends on a date set forth below to be less than the applicable amount set forth below:

Fiscal Quarter End	Consolidated EBITDA
December 31, 2006	$21,000,000
March 31, 2007	$19,000,000
June 30, 2007	$20,000,000
September 30, 2007	$22,000,000
December 31, 2007	$23,000,000
March 31, 2008	$23,000,000
June 30, 2008	$23,000,000
September 30, 2008	$23,000,000
December 31, 2008	$23,000,000
March 31, 2009	$23,000,000
June 30, 2009	$23,000,000
September 30, 2009	$23,000,000
December 31, 2009	$23,000,000
March 31, 2010	$23,000,000
June 30, 2010	$23,000,000
September 30, 2010	$23,000,000
December 31, 2010	$23,000,000
March 31, 2011	$23,000,000
June 30, 2011	$23,000,000
September 30, 2011	$23,000,000
December 31, 2011	$23,000,000

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS AND OTHER COLLATERAL

Section 8.01 Collection of Accounts; Management of Collateral. (a) The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Administrative Agent at one or more of the banks or institutions set forth on Schedule 8.01 (each a “Cash Management Bank”), and shall take such reasonable steps to enforce, collect and receive all amounts owing on the Accounts of Loan Parties or any of their Subsidiaries, and (ii) deposit or cause to be deposited promptly after the date of receipt thereof, all proceeds in respect of any Collateral and all Collections and other amounts received by any Loan Party (including payments made by the Account Debtors directly to any Loan Party) into a Cash Management Account.

(b) Each Loan Party shall deliver a Cash Management Agreement to Administrative Agent with respect to each Cash Management Account. Each Cash Management Agreement shall provide, among other things, that after the occurrence and during the continuance of an Event of Default and subject to the conditions set forth in the Cash Management Agreement, the Administrative Agent shall have the right to instruct the Cash Management Bank to remit all amounts received in any Cash Management Account covered by the Cash Management Agreement, by wire each Business Day, to the Administrative Agent’s Account.

(c) So long as no Default or Event of Default has occurred and is continuing, the Administrative Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to Administrative Agent a Cash Management Agreement. During the continuance of an Event of Default, each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Administrative Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Administrative Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Administrative Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Administrative Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Administrative Agent’s reasonable judgment.

(d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to Administrative Agent for the benefit of the Lenders. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party as proceeds of any Collateral shall be held by such Loan Party in trust for the Agents and the

Lenders and upon receipt be deposited promptly by such Loan Party in original form; provided, however, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in Section 2.05(c)(v), (vi) or (vii) shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by the Loan Party in original form and promptly after receipt thereof into the Administrative Agent’s Account. A Loan Party shall not commingle such collections with such Loan Party’s own funds or the funds of any Subsidiary or Affiliate of such Loan Party or with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(e) After the occurrence and during the continuance of an Event of Default, any Agent may send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter such Agent shall have the sole right to collect the Accounts and/or take possession of the Collateral and the books and records relating thereto. The Loan Parties shall not, without prior written consent of the Administrative Agent, grant any extension of time of payment of any Account, compromise or settle any Account for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except in the ordinary course of business.

(f) Each Loan Party hereby appoints the Administrative Agent or its designee on behalf of the Administrative Agent as the Loan Parties’ attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts, to sign any Loan Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against Account Debtors with respect to Accounts, assignments and verifications of Accounts and notices to Account Debtors with respect to Accounts, to send verification of Accounts, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as the Administrative Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence, willful misconduct or fraudulent acts as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(g) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence, willful misconduct or fraudulent acts as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence, willful misconduct or fraudulent acts as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(h) If any Account includes a charge for any tax payable to any Governmental Authority, the Administrative Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties’ account and to charge the Loan Parties therefor.

(i) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Secured Parties herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Documentation. During the continuance of an Event of Default, the Loan Parties will at such intervals as the Agents may reasonably require, execute and deliver confirmatory written assignments of the Accounts to the Agents and furnish such further schedules and/or information as any such Agent may reasonably require relating to the Accounts, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents. The Loan Parties’ failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral.

Section 8.03 Status of Accounts and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Lenders and Permitted Liens), and shall be duly authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) such Loan Party will, promptly upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters materially adversely affecting the value, enforceability or collectibility of any of such Collateral; and (c) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All reasonable out-of-pocket costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) any Borrower shall fail to pay (i) any principal when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) interest on any Loan, any Agent Advance or any fee, indemnity or other amount payable under this Agreement or any other Loan Document within 2 Business Days of when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Transaction Document or under or in connection with any report, certificate, or other document delivered by or on behalf of any Loan Party to any Secured Party pursuant to any Transaction Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in ARTICLE VII or ARTICLE VIII or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, any First Preferred Ship Mortgage to which it is a party, any Pledge Agreement to which it is a party, any Mortgage to which it is a party or any Aircraft Security Agreement to which it is a party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) or (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for twenty (20) days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $500,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any First Preferred Ship Mortgage, any Assignment of Insurances, any Pledge Agreement, any Mortgage, any Aircraft Security Agreement or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties on any Collateral purported to be covered thereby;

(j) [intentionally omitted];

(k) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $500,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement, shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than twenty (20) days;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than twenty (20) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(n) any cessation of a substantial part of the business of the Loan Parties, taken as a whole, which could reasonably be expected to cause a Material Adverse Effect as determined by either Agent in its reasonable business judgment;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(p) the indictment, or the threatened indictment of any Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $500,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $500,000;

(r) (i) any Termination Event with respect to any Employee Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to any Loan Party by any Agent, (A) such Termination Event (if correctable) shall not have been corrected, and (B) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount) or (ii) any Plan of any Loan Party has an Unfunded Pension Liability in excess of $16,000,000; or

(s) a Change of Control shall have occurred;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans and Letter of Credit Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Letter of Credit Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans and Letter of Credit Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) and L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. Neither Agent shall have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the other Agent. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable to any Lender for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Neither Agent shall be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. Either Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents such Agent is permitted or required to take or to grant, and if such instructions are promptly requested, such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent or any L/C Issuer is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent and such L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or such L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or such L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s or such L/C Issuer’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Administrative Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

Section 10.08 Collateral Matters.

(a) Any Agent may, at its option, from time to time make such disbursements and advances (collectively, the “Agent Advances”), which such Agent, in its sole discretion, deems necessary or desirable (i) either to preserve or protect the Collateral or to prepare for sale or lease or disposition of the Collateral (or any portion thereof), (ii) to enhance the likelihood or maximize the amount of repayment by the Loan Parties of the Loans and other Obligations, or (iii) to pay any other amount chargeable to any Loan Party pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses, including, without limitation, costs, fees and expenses as described in Section 12.04. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Agent making an Agent Advance shall notify each Lender and the Administrative Borrower in writing of such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the applicable Agent, upon such Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance. If such funds are not made available to the applicable Agent by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent, and to instruct the Mortgage Trustee to release any Lien granted to or held by the Mortgage Trust, upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans, all Letter of Credit Obligations and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable in accordance with the terms hereof; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property pledged to secure Indebtedness under the NMFFP and subject to a Lien permitted by clause (i) of the definition of “Permitted Liens”; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release or to instruct the Mortgage Trustee to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release or to instruct the Mortgage Trustee to release Collateral conferred upon the Collateral Agent or the Mortgage Trust under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents, and instruct the Mortgage Trustee to execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent or the Mortgage Trust for the benefit of the Secured Parties upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) None of the Collateral Agent, the Mortgage Trustee and Wilmington shall have any obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent or the Mortgage Trust pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Secured Party hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Secured Parties. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post filing interest is allowed in such Insolvency Proceeding), Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this ARTICLE XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any bankruptcy, insolvency or other similar law.

Section 11.02 Guaranty Absolute. Each Guarantor, jointly and severally, guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. The Guarantors agree that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waive any right to require that any resort be made by any Agent or any Lender to any Collateral. The joint and several obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The joint and several liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than defense of payment) it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party;

(e) the existence of any claim, set-off, defense (other than defense of payment) or other right that the Guarantors may have at any time against any Person, including, without limitation, the Agent, or any Lender; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense (other than defense of payment) available to, or a discharge of, any Loan Party or any other guarantor or surety.

(g) This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives (i) promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI, (ii) any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party or any other Person or any Collateral,(iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against the Borrowers or any other Person or any Collateral, and (v) any other defense available to any Guarantor. The Guarantors agree that the Agents and the Lenders shall have no obligation to marshal any assets in favor of the Guarantors or against or in payment of any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in and subject to Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other Guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than contingent indemnity or reimbursement obligations that survive termination of the Loan Documents) and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than contingent indemnity or reimbursement obligations that survive termination of the Loan Documents) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations (other than contingent indemnity or reimbursement obligations that survive termination of the Loan Documents) and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

If to Administrative Borrower:

Omega Protein Corporation

2101 City West Blvd.

Bldg. 3, Suite 500

Houston, TX 77042

Attention: Robert W. Stockton

Telephone: (713) 940-6184

Telecopier: (713) 940-6122

with a copy to:

Porter & Hedges, LLP

1000 Main Street, Suite 3600

Houston, TX 77002-6336

Attention: Robert G. Reedy, Esq.

Telephone: (713) 226-6674

Telecopier: (713) 226-6274

if to either Agent, to it at the following address:

Ableco Finance LLC

299 Park Avenue

22nd Floor

New York, New York 10171

Attention: Mr. Daniel Wolf

Telephone: 212-891-2121

Telecopier: 212-891-1541

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Eliot L. Relles, Esq.

Telephone: 212-756-2199

Telecopier: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or three (3) Business Days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent or any L/C Issuer pursuant to ARTICLE II and ARTICLE III shall not be effective until received by such Agent or such L/C Issuer, as the case may be.

Section 12.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders), and, in the case of an amendment, the Administrative Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans or Letter of Credit Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender, (iv) amend the definition of “Required Lenders” or “Pro Rata Share” without the consent of each Lender, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Secured Parties, or release any Borrower or any Guarantor, in each case, without the written consent of each Lender, (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement without the written consent of each Lender, or (vii) amend the definition of “Applicable Margin”, “Availability”, “Collections”, “Revolving Credit Cap”, or “Total Revolving Credit Commitment”, in each case without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent or the L/C Issuer, affect the rights or duties of such Agent (but not in its capacity as a Lender) or the L/C Issuer (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Secured Parties provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Secured Parties under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Secured Parties to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys’ Fees. The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of each Agent, Wilmington and the Mortgage Trustee (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts and valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agents’, the Lenders’, the Mortgage Trust’s or Wilmington’s rights under this Agreement or the other Loan Documents, (d)

the defense of any claim or action asserted or brought against any Agent, any Lender, the Mortgage Trust or Wilmington by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’, the Lenders’, the Mortgage Trust’s or Wilmington’s claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention or participation in, any court or judicial proceeding arising from or related to this Agreement or any other Loan Document, including in connection with any bankruptcy, reorganization, assignment for the benefit of creditors, foreclosures or other similar proceedings related to any Loan Party or the Collateral, including in any adversary proceeding or contested matter commenced or continued by, on behalf of, or against any Loan Party or its estate, and any appeal or review thereof, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent, any Lender, the Mortgage Trust or Wilmington or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent, the Mortgage Trust or Wilmington or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording (including mortgage recording) or filing taxes or fees and similar impositions now or hereafter determined by any Agent, any Lender, the Mortgage Trust or Wilmington to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent, each Lender, the Mortgage Trust and Wilmington harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Secured Party may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Secured Party shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each

Secured Party agrees to notify such Loan Party promptly after any such set-off and application made by such Secured Party provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Secured Parties may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may with the written consent of the Agents, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitments and any Loan made by it and its Pro Rata Share of the Letter of Credit Obligations; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to each Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund), and (iii) any such assignment shall require the prior written consent of the Administrative Borrower if, in the reasonable opinion of the Collateral Agent, such assignment would result in any Loan Party’s noncompliance with MARAD certification or disclosure requirements or similar governmental regulations; and provided further, however, that no Lender may assign all or any portion of its rights and obligations under this Agreement to any Person if such assignment, either by itself or in combination with any other event or circumstance, including any assignment made prior to or contemporaneously therewith, would, in the reasonable opinion of the Collateral Agent, be expected to cause (A) any First Preferred Ship Mortgage to cease to qualify as a valid preferred mortgage as defined in the AFA, (B) MARAD to conclude, pursuant to Section 356.11 of Title 46 of the Code of Federal Regulations, that Persons who are not U.S. Citizens would obtain excessive control of any Loan Party or (C) the Loan Parties who are grantors under any First Preferred Ship Mortgage to cease to qualify as U.S. Citizens eligible to own and operate Fishing Industry Vessels. Upon (x) such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation in the Register, which effective date shall be at least three (3) Business Days after the delivery thereof to the Agents (or such shorter period as shall be agreed to by the Agents and the parties to such assignment) and (y) the execution, delivery and acceptance of such other certificates, instruments and other documents as may be reasonably requested by the Mortgage Trustee or the Collateral Agent to avoid the occurrence of any event described in clauses (A), (B) and (C) set forth in the immediately preceding sentence, then (I) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (II) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). In the absence of a continuing Event of Default, the Lender shall consult with the Administrative Borrower regarding any assignment to an assignee described in this clause (b) (other than an assignment to a Person described in clause (iii) above) prior to the effective date of any such assignment.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment

Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by the Administrative Agent of an Assignment and Acceptance, and subject to compliance with Section 12.07(b), and any consent required from the Agents pursuant to Section 12.07(b) (which consent of the Agents must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, as a non-fiduciary agent of the Borrowers, maintain or cause to be maintained a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the ”Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Agent at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.08(d).

(i) Each Lender may, upon reasonable prior notice to the Collateral Agent, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document); and (iv) any such participation shall require the prior written consent of the Administrative Borrower if, in the reasonable opinion of the Collateral Agent, such participation would result in any Loan Party’s noncompliance with MARAD certification or disclosure requirements or similar governmental regulations; and provided further, however, that no Lender may sell participations in all or any portion of its rights and obligations under this Agreement to any Person if such participation, either by itself or in combination with any other event or circumstance, including any participation made prior to or contemporaneously therewith, would, in the reasonable opinion of the Collateral Agent, be expected to cause (A) any First Preferred Ship Mortgage to cease to qualify as a valid preferred mortgage as defined in the AFA, (B) MARAD to conclude, pursuant to Section 356.11 of Title 46 of the Code of Federal Regulations, that Persons who are not U.S. Citizens would obtain excessive control of any Loan Party or (C) the Loan Parties who are grantors under any First Preferred Ship Mortgage to cease to qualify as U.S. Citizens eligible to own and operate Fishing Industry Vessels. The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE SECURED PARTIES TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, AND EACH SECURED PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN

CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SECURED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY SECURED PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SECURED PARTIES ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Secured Parties. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Secured Party shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Secured Party has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Secured Party, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Secured Party and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15 Indemnification.

(a) General Indemnity. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and Wilmington and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (iii) any Agent’s or any Lender’s furnishing of funds to the Borrowers or any L/C Issuer’s issuing of Letters of Credit for the account of the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Letter of Credit Obligations, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b) Environmental Indemnity. Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Omega as Agent for Loan Parties. Each Loan Party hereby irrevocably appoints Omega as the borrowing agent and attorney-in-fact for the Loan Parties (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Loan Parties that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Loan Party hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Loan Parties in order to utilize the collective borrowing powers of the Loan Parties in the most efficient and economical manner and at their request, and that none of the Secured Parties and Wilmington shall incur liability to the Loan Parties as a result hereof. Each of the Loan Parties expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce the Secured Parties to do so, and in consideration thereof, each of the Loan Parties hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Loan Parties or by any third party whatsoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Loan Parties as herein provided, (b) any Secured Party or Wilmington relying on any instructions of the Administrative Borrower, or (c) any other action taken by any Secured Party or Wilmington hereunder or under the other Loan Documents.

Section 12.17 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Closing Fee, the Loan Servicing Fee, the Unused Line Fee and the Letter of Credit Fee, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Secured Party, Wilmington and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.19 Interest. It is the intention of the parties hereto that each Secured Party shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Secured Party under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Secured Party notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Secured Party that is contracted for, taken, reserved, charged or received by such Secured Party under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the Highest Lawful Rate, any excess shall be canceled automatically and if theretofore paid shall be credited by such Secured Party on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Secured Party to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Secured Party may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Secured Party, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Secured Party, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Secured Party to the Borrowers). All sums paid or agreed to be paid to any Secured Party for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Secured Party, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the Highest Lawful Rate. If at any time and from time to time (x) the amount of interest payable to any Secured Party on any date shall be computed at the Highest Lawful Rate applicable to such Secured Party pursuant to this Section 12.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Secured Party would be less than the amount of interest payable to such Secured Party computed at the Highest Lawful Rate applicable to such Secured Party, then the amount of interest payable to such Secured Party in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Secured Party until the total amount of interest payable to such Secured Party shall equal the total amount of interest which would have been payable to such Secured Party if the total amount of interest had been computed without giving effect to this Section 12.19.

For purposes of this Section 12.19, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Secured Parties, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America. The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.20 Confidentiality. Each Secured Party agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Secured Party, (iii) to examiners, auditors or accountants, (iv) in connection with any litigation to which any Secured Party is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.20. Notwithstanding the foregoing, each Secured Party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to any Secured Party relating to such tax treatment and tax structure. Each Secured Party agrees that, upon receipt of a request or identification of the requirement for disclosure, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that each Secured Party may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Secured Party may be subject to review by regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such agencies any such non-public information.

Section 12.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

OMEGA PROTEIN CORPORATION

By:	/s/ Joseph L. von Rosenberg III
Name: Joseph L. von Rosenberg III
Title: President and Chief Executive Officer

OMEGA PROTEIN, INC.

By:	/s/ Joseph L. von Rosenberg III
Name: Joseph L. von Rosenberg III
Title: President and Chief Executive Officer

GUARANTORS:

OMEGA SHIPYARD, INC.

By:	/s/ Joseph L. von Rosenberg III
Name: Joseph L. von Rosenberg III
Title: Vice President

OMEGA INTERNATIONAL DISTRIBUTION COMPANY

By:	/s/ Joseph L. von Rosenberg III
Name: Joseph L. von Rosenberg III
Title: President and Chief Executive Officer

Signature Page to Omega Financing

Agreement

OMEGA INTERNATIONAL MARKETING COMPANY

By:	/s/ Joseph L. von Rosenberg III
Name: Joseph L. von Rosenberg III
Title: President and Chief Executive Officer

PROTEIN FINANCE COMPANY

By:	/s/ Joseph L. von Rosenberg III
Name: Joseph L. von Rosenberg III
Title: President and Chief Executive Officer

COLLATERAL AGENT, ADMINISTRATIVE AGENT AND LENDER:

ABLECO FINANCE LLC

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Senior Vice President

Signature Page to Omega Financing

Agreement

L/C ISSUER AND LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Casimir Mazurkiewicz
Name: Casimir Mazurkiewicz
Title: Director

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Agreement

LENDER:

A3 FUNDING LP, a Cayman Islands exempted limited partnership

By:	A3 Fund Management LLC,
its General Partner

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Vice President

Signature Page to Omega Financing

Agreement